Registration No. 333-203242

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
FORM S-1/A-2
REGISTRATION STATEMENT UNDERTHE SECURITIES ACT OF 1933

SEEN ON SCREEN TV INC.
(Name of small business issuer in its charter)

Nevada	5630
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)
____________________

SEEN ON SCREEN TV INC.	Computershare
4017 Colby Avenue	350 Indiana Street, Suite 750
Everett, Washington 98201	Golden, Colorado 80401
(425) 367-4668	(800) 942-5909
(Address and telephone number of registrant's executive office)	(Name, address and telephone number of agent for service)
____________________

Copies to:
The Law Office of Conrad C. Lysiak, P.S.
601 West First Avenue, Suite 903
Spokane, Washington 99201
(509) 624-1475

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [   ]

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer", "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	[ ]	Accelerated Filer	[ ]
Non-accelerated Filer (Do not check if a smaller reporting company)	[ ]	Smaller Reporting Company	[X]

CALCULATION OF REGISTRATION FEE

Securities to be Registered	Amount To Be Registered[2]	Offering Price Per Share	Aggregate Offering Price	Registration Fee [1]

Common Stock:	300,000,000	$0.0084	$2,520,000	$253.76

[1]                Estimated solely for purposes of calculating the registration fee under Rule 457.

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus
SEEN ON SCREEN TV INC.
300,000,000 Shares of Common Stock

This prospectus relates to the resale of up to Premier Venture Partners, LLC shares of the common stock, par value $0.001 per share, of Seen on Screen TV Inc., a Nevada corporation (the "Common Stock"), by Premier Venture Partners, LLC, a California limited liability company ("Premier Venture") pursuant to which we have the right to "Put" to Premier Venture (the "Put Right") up to $3 million in shares of our common stock (the "Equity Purchase Agreement" or "Equity Line of Credit").

We will not receive any proceeds from the sale of the Common Stock by Premier Venture, however, we will receive proceeds from the sale of securities pursuant to our exercise of the Put Right. We will bear all costs associated with this registration.

Premier Venture is an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act") in connection with the resale of our common stock under the Equity Line of Credit. Premier Venture will pay us 80% of the lowest individual daily volume weighted average price ("VWAP") of the common stock during the five consecutive trading days immediately following the date of our notice to Premier Venture of our election to put shares pursuant to the Equity Purchase Agreement.

Our common stock is quoted on the "OTC-PINK"  under the symbol "SONT".  The last reported sale price of our common stock on the  "OTC-PINK" on May 25, 2016  was approximately  $0.0084  per share.

It is not possible to determine the price to the public in any sale of the shares of Common Stock by Premier Venture and Premier Venture reserves the right to accept or reject, in whole or in part, any proposed purchase of shares. Accordingly, Premier Venture will determine the public offering price, the amount of any applicable underwriting discounts and commissions and the net proceeds at the time of any sale.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE RISK FACTORS IN THIS PROSPECTUS BEGINNING ON PAGE 10 FOR A DISCUSSION OF INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information from that contained in this prospectus. Premier Venture are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus.

We will receive no proceeds from the sale of the shares of common stock sold by Premier Venture. However, we will receive proceeds from the sale of securities pursuant to our exercise of the Put Right.

The date of this prospectus is ____________________.

ABOUT THIS OFFERING

Premier Venture Partners, LLC

This prospectus relates to the resale of up to 300,000,000  shares of common stock issuable to Premier Venture Partners, LLC in 2012 for investment banking services pursuant to an Equity Purchase Agreement with us dated October 1, 2014 (the "Equity Purchase Agreement" or "Equity Line of Credit").

Pursuant to the Equity Purchase Agreement, we have the right to "put" to Premier Venture (the "Put Right") up to  $3,000,000 in shares of our common stock (i.e., we can compel Premier Venture to purchase our common stock at a pre-determined formula). Accordingly, this prospectus relates, in part, to the resale of up to  300,000,000  shares of our common stock by Premier Venture.

For the purpose of determining the number of shares of common stock to be offered by this prospectus, we have assumed that we will issue not more than  300,000,000  shares pursuant to the exercise of the Put Right, although the number of shares that we will actually issue pursuant to the Put Right may be more or less than 300,000,000 , depending on the trading price of our common stock. We currently do not intend to exercise the put right in a manner which would result in our issuance of more than  300,000,000 shares, but if we were to exercise the Put Right in that manner, we would be required to file a subsequent registration statement with the Securities and Exchange Commission ("SEC") and that registration statement would have to be declared effective prior to the issuance of any additional shares.

The Equity Purchase Agreement provides, in part, that following notice to Premier Venture, we may "Put" to Premier Venture up to $3,000,000 in shares of our common stock for a purchase price equal to 80% of the lowest individual VWAP of the common stock during the five consecutive trading days immediately following the date of our notice to Premier Venture of our election to "Put" shares pursuant to the Equity Purchase Agreement. Premier Venture has indicated that it will resell those shares in the open market, resell our shares to other investors through negotiated transactions, or hold our shares in its portfolio.  In order to receive $3,000,000, the market price for our common stock would have to be  $0.00672  per share and is reflective of 80% discount aforesaid.  Also, in order to raise $3,000,000 we would have to Put 446,428,572 shares of common stock to Premier Venture which we are unwilling to do.  We are willing only to Put up to 300,000,000 shares to Premier Ventures and accordingly that is the number of shares of common stock we are registering at the present time. This action by us will limit the amount of money we can obtain through the exercise of the Put to $2,016,000 .

All equity offerings are dilutive except that in this case Seen on Screen controls the dilution.  Premier Venture cannot own more than 4.99%, of the total outstanding shares.  The increase in the number of shares for sale in connection with the equity line of credit will likely decrease the prevailing market price per share and also result in a reduction in the ownership percentage of our company for present shareholders.  There are no limits on our ability to make draws under this agreement, except for the limitation on Premier Venture not owning more than 4.99% and that the line of credit expires on third anniversary of the effective date of this registration statement or after $3,000,000 has been drawn, however, we are limiting the number of shares we will put to Premier Ventures to 300,000,000 shares which will result in a maximum of $2,016,000 being raised .

Premier Venture will only purchase shares when we meet the following conditions:

•	a registration statement has been declared effective and remains effective for the resale of the common stock subject to the Equity Line of Credit;
•
our common stock has not been suspended from trading for a period of five consecutive trading days and we have not been notified of any pending or threatened proceeding or other action to delist or suspend our common stock;

•
no injunction has been issued and remains in force, and no action has been commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of our common stock; and we have not filed a petition in bankruptcy, either voluntarily or involuntarily, and there shall not have been commenced any proceedings under any bankruptcy or insolvency laws.

The Equity Purchase Agreement will terminate when any of the following events occur:

•	Premier Venture has purchased an aggregate of $3,000,000 of our common stock or before the third anniversary of the initial effective date of this registration statement;
•	we file or otherwise enter an order for relief in bankruptcy; or
•	our common stock ceases to be registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

As we draw down on the Equity Line of Credit, shares of our common stock will be sold into the market by Premier Venture. The sale of these additional shares could cause our stock price to decline. In turn, if the stock price declines and we issue more puts, more shares will come into the market, which could cause a further drop in the stock price. You should be aware that there is an inverse relationship between the market price of our common stock and the number of shares to be issued under the Equity Line of Credit. If our stock price declines, we will be required to issue a greater number of shares under the Equity Line of Credit. We have no obligation to utilize the full amount available under the Equity Line of Credit.

Fees Paid to Premier Venture Partners, LLC

Upon the execution of the Equity Purchase Agreement we issued to Premier Venture the Initial Commitment Shares which are included in this registration statement.  Upon the effective date of this registration statement we will be required to issue to Premier Venture additional commitment shares as set forth in the Equity Purchase Agreement.

Interest of Premier Venture in Our Financial Instruments

We issued Premier Venture Partners, LLC a promisory note in the amount of $10,000.00 which was converted to restricted shares of common stock and the shares of common stock were sold by Premier Venture Partners which paid the foregoing loan in full .

The Offering

Shares of common stock offered by Premier Venture Partners:	Up to 300,000,000 shares of common stock, which when issued, would represent approximately 43.78% of our outstanding common stock.

Common stock to be outstanding after the offering assuming all 300,000,000 shares sold:	721,562,748 shares of common stock .

Use of proceeds:	We will not receive any proceeds from the sale of the shares by Premier Ventures. However, we will receive proceeds from the Equity Line of Credit. See "Use of Proceeds".

Risk factors:
You should carefully read and consider the information set forth under the caption "Risk Factors" beginning on page 10 and all other information set forth in this prospectus before investing in our common stock.

OTC-PINK Symbol:	SONT

Negative Impact and Limits on Equity Line of Credit

The issuance of shares to Premier Venture will have a dilutive effect upon existing shareholders and cause the control of the Company to change as a result of the number of shares being issued.  Further, by causing up to  300,000,000 shares of common stock to be ingested into the current market, there could be increased difficulty in liquidating existing ownership positions in our shares of common stock. If Premier Venture does not purchase any shares "Put" to it, we will not receive any funds from this offering.  Premier Venture Partners must purchase all of the shares of common stock we "Put" to it, provided, Premier Venture Partners does not own more that 4.99% of our total outstanding shares of common stock.  Further, we will not be entitled to deliver a "Put Notice" to Premier Venture and Premier Venture will not be obligated to purchase any shares unless the following conditions are satisfied:

(I) This registration statement shall have been declared effective and shall remain effective and available for the resale of all the  300,000,000 shares of common stock at all times until the Closing with respect to a "Put" by us;

(II) At all times during the period beginning on the related "Put Notice" date and ending on and including the related closing date, the common stock shall be traded on the Over-the-Counter Bulletin Board and shall not have been suspended from trading thereon for a period of two (2) consecutive trading days;

(III) Premier Venture shall not have been notified of any pending or threatened proceeding or other action to suspend the trading of the common stock;

(IV) No injunction shall have been issued and remain in force, or action commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of the common stock to Premier Venture; and,

(V) The issuance of the shares of common stock to Premier Venture will not violate any shareholder approval requirements of the Over-the-Counter Bulletin Board.

If any of the events described in clauses (I) through (V) above occurs, then this agreement will terminate.

Currently, the market price for our shares of common stock is  $0.0084  per share.  Based on that price, we could put all  300,000,000  shares of common stock to Premier Venture Partners and we could receive  $0.00672  per share or a total of  $2,016,000 .

Transactions with Premier Venture Partners

On October 1, 2014, we entered into an Equity Purchase Agreement with Premier Venture Partners, LLC ("Premier Venture") whereby we could issue  300,000,000  shares in exchange for an option to sell up to $3,000,000 worth of our shares at a price equal to eighty percent (80%) of the lowest individual VWAP of the common stock during the five consecutive trading days immediately following the date of our notice to Premier Venture of our election to "Put" shares pursuant to the Equity Purchase Agreement and expires on the third anniversary of the initial effective date of this registration statement.

Capital Requirements

Analysis of our business acquisition and operations cost indicate a reasonable requirement of $3,000,000 or less.  Based on market response to our products, services, and technologies, it is management's opinion that we will not require additional funding. Management discussed and decided we would draw the $3,000,000 line of credit in installments.  This is based upon our belief and the representations made to us by Premier Venture that it would be continuously reselling our shares into the market, thereby consistently remaining below the 4.99% ownership limitation.  If Premier Venture is unable to resell the shares it acquires from us into the market place, the belief that we could draw the $3,000,000 in installments is flawed and accordingly we will be not able to draw upon the $3,000,000.

Our Business

We offer a selection of products to our customers that are available through our website. We purchase products we believe will sell through our website.

We are currently in development of a new website that is 80% completed and adding new products.

Our strategy is to create our on-line store, and our own in-house marketing production. We plan to produce products and have the products manufactured in China ourselves. These products will be sold on our website and to major retailers in the United States.

We are developing a strategic business model that adjusts to the rapid changes in the retail market.

In February 2015, we closed our retail store and now operate through an Internet website only as this is the most cost effective way for us to operate at this time.

Our Growth Strategy

We believe we have the right strategy capitalize on the opportunities afforded by our business model. We believe we will continue to have opportunities to drive growth through sales, expanding our operating profit.

Our Merchandise

Our products are generally personal and household use items that can be shipped via USPS or parcel delivery on normal schedules. We sell items that enhance convenience or lifestyle. We do not sell industrial products or food items. We do not sell perishable items of any sort.

*	FAST BRITE - An amazing cleaner for the headlights of cars
*	Simonize Fix it Pen - A Pen to remove scratches from cars
*	Total Pillow - A flexible and versatile travel pillow
*	Potty Patch - A indoor grass patch for dogs to use the bathroom indoors
*	Irenew - A magnetic bracelet to improve posture, health and flexibility
*	Style Snaps - A great device to hem your pants instantly
*	Eggies - Be able to cook a hardboiled egg without the shell!
*	SaladFresh - An easy to use on the go salad shaker, this product was marketed, manufactured, and distributed in house.

Our Customers

Our customers vary. Generally, we sell to the middle class and our customers tend to the 35-55 age bracket.

Our Suppliers

We purchase our merchandise from several sources, including the original marketing company. These are called "Patent Products." Patent Products are usually covered by various patents owned by the original inventor and/or marketing company. We, also, acquire similar products, i.e. generic products, from others who have created these generic products serving the same niche as the Patent Products. The generic products are significantly varied not to violate the rights of the Patent Products. Lastly, we source products that are generic. Our management has experience in sourcing these products. There are a limited number of manufacturers of this type of product. We believe our management has long-standing relations with the manufacturers, their representatives, and distributors, which will lead to sourcing of marketable products.

In addition, we source products from any of several "Product Shows" each year. At these Product Shows, we are able to meet directly with suppliers, representative and find cutting edge new products. Inventors and promoters frequent these shows with new products. We believe are may be able to acquire exclusive rights to products in this way.

Inventory in our stores varies on a regular basis. We believe we determine demand for a given products. In addition, some products may be in short supply if the market for a product is hot. If this occurs, we will reorder inventory quickly, if the product is backorder, we may miss the market. We are cognizant the product may only be popular for a few weeks. It is our goal to turn our inventories quickly to avoid carrying costs.

Return Policy

We have a 30 day exchange or return policy. Liquid products that are opened and used and personal hygiene products are not returnable or exchangeable.

Distribution, Transportation and Inventory Management

Inventory is recorded at the lower of cost or market value and is computed on a first-in first-out basis. Management determined that the net realizable value of inventory as of October 31, 2015 is zero. Consequently, for the period ending October 31, 2015, the Company's management decided to write off the entire inventory balance of $197,377.

Seasonality

Our business is seasonal to a certain extent. Generally, our highest sales volume occurs in the fourth quarter, which includes the Christmas selling season, and the lowest occurs in the first quarter. In addition, our quarterly results can be affected by the timing of certain holidays. In addition, we carry merchandise during our fourth quarter that we do not carry during the rest of the year, such as gift sets, holiday decorations, certain baking items, and a broader assortment of toys and candy.

Our Competition

We operate in the basic discount consumer goods market, which is highly competitive with respect to price, store location, merchandise quality, assortment and presentation, in-stock consistency, and customer service. We compete with discount stores and with many other retailers, Walgreens, Rite-Aids, and local general drug stores. In some cases our competition comes from big box stores, such as Wal-Mart, or Bed Bath and Beyond, among others. These retailers may carry a specific product at its peak, however they quickly discontinue and dump inventory. Almost all of our competitors have greater financial, distribution, marketing and other resources than we do.

We differentiate ourselves from other forms of retailing by offering consistently low prices in a convenient, online format. We believe that our prices are competitive due in part to our low cost operating structure and the relatively limited assortment of products offered.

Our Employees

As of May 25, 2016, we employed 2 part-time employees .  We currently are not a party to any collective bargaining agreements.

Available Information

Our Web site address is http://www.SONT.TV .  We file with or furnish to the SEC annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports, proxy statements and annual reports to shareholders, and, from time to time, registration statements and other documents. These documents are available free of charge to investors on or through the Investor Information portion of our Web site as soon as reasonably practicable after we electronically file them with or furnish them to the SEC. In addition, the public may read and copy any of the materials we file with the SEC at the SEC's Public

Reference Room at 100 F Street, NE, Washington DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of that Web site is http://www.sec.gov.

Selected Financial Data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

	As of January 31, 2016 (Unaudited)	As of October 31, 2015 (Audited)	As of October 31, 2014 (Audited)
Balance Sheet
Total Assets	$12,488	$2,027	$207,588
Total Liabilities	$3,184,511	$3,093,806	$2,740,183
Stockholders' Equity (Deficit)	$(3,172,023)	$(3,091,778)	$(2,532,595)

	For the Three Months Ended January 31, 2016 (Unaudited)	For the Year Ended October 31, 2015 (Audited)	For the Year Ended October 31, 2014 (Audited)
Statements of Operations
Gross Profit	$5,031	$2,735	$93,093
Total Expenses	$83,575	$1,426,222	$1,095,292
Net Loss	$(80,244)	$(1,615,362)	$(1,058,440)

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.

Risks associated with Seen on Screen TV Inc.:

1.   Our auditors have included a going concern emphasis of matter paragraph, which indicates that the consolidated financial statements were prepared under the assumption that the Company will continue as a going concern.

Our auditors have included a going concern emphasis of matter paragraph.  This means that the amounts of assets and liabilities in the consolidated financial statements do not purport to represent realizable or settlement values.

2.   We have a limited history of operations which we expect to continue into the future.  There is no assurance our operations will result in profitable revenues.  If we cannot generate sufficient revenues to operate profitably, we may suspend or cease operations.

We were incorporated on May 23, 1986 and changed the focus of our business in 2008 from the mining business to selling products in our retail stores.  Since then we have generated limited revenues.  Our accumulated deficit at January 31, 2016 is $38,759,365 .  Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

-	our ability to sell our products
-	our ability to attract customers who will buy products
-	our ability to generate profits

Based upon current plans, we expect to incur operating losses in future periods because we will be incurring expenses and our revenues will not exceed our costs of operations.  We cannot guarantee that we will be successful in generating profits in the future.  Failure to generate profits will cause us to go out of business.

3.   We have limited customers and we cannot guarantee we will ever have a solid customer base.  Even if we obtain clients or customers, there is no assurance that we will make a profit.

We have a limited customer base.  Even if we obtain additional orders for our products or clients there is no guarantee that we will ever generate revenues or a profit if we are unable to attract additional customers and sell them our products, we will have to suspend or cease operations.

4.   We need additional capital in order to stay in business for one year.  If we can't raise it, we could go out of business.

We have exhausted our capital and need additional funds to continue our operations.  If we can't raise it through this offering, we may have to cease operations. Analysis of our business acquisition and operations cost indicate a reasonable requirement of $500,000 or less.  The equity line of credit for $3,000,000 would satisfy the need for capital established by the business analysis in our management's opinion.  We believe we could maintain our current operations upon receipt of $500,000.

5.   Because we are small and do not have much capital, we must limit marketing our services to potential customers and suppliers.  As a result, we may not be able to attract enough customers to operate profitably.  If we do not make a profit, we may have to suspend or cease operations.

Because we are small and do not have much capital, we must limit marketing our website to potential customers and suppliers.  Because we will be limiting our marketing activities, we may not be able to attract enough customers to buy or suppliers to sell products to operate profitably.  If we cannot operate profitably, we may have to suspend or cease operations.

6.   We operate in a highly competitive industry and we cannot guarantee you that we will ever achieve any level of success in competing for clients.

Our industry is very competitive. We are at a competitive disadvantage in attracting clients due to our relatively small size. Most of our competitors are larger and more diversified than we are and have greater financial resources.  We cannot predict the degree of success, if any, with which we will meet competition in the future.

Risks associated with this offering:

7.   We are registering an aggregate of  300,000,000  shares of common stock, which are to be issued under the Equity Line of Credit. The sale of such shares could depress the market price of our common stock.

We are registering an aggregate of 300,000,000 shares of common stock which will be issued pursuant to the Equity Line of Credit. The sale of these shares into the public market could depress the market price of our common stock.  As of May 25, 2016, there were 441,229,415 shares of our common stock issued and outstanding.

8.   Short selling could have a depressive effect on the market price of our stock.

Short selling is in effect a bet that the market price of the stock will drop.  Short sellers sell the stock they don't own or have borrowed from another party today, and buy the stock needed to fill that sell order or repay the loaned stock in three or four days with the hope the price will drop.  By selling the shares today at hypothetically a $1.00 and then going to the market place in three days to buy those shares at $0.90, the short seller makes a profit of $0.10 per share, the difference between the sales price and the purchase price.  If a short seller sells a very large block of stock today, the short seller can drive the market price of the stock down substantially and make a substantial profit.  The consequence of the short sale is that the market price drops substantially.

9.   Existing stockholders could experience substantial dilution upon the issuance of common stock pursuant to the Equity Line of Credit.

This registration contemplates our issuance of up to 300,000,000 shares of our common stock to Premier Venture, subject to certain restrictions and obligations. If the terms and conditions of the Equity Line of Credit are satisfied, and we choose to exercise our Put Rights to sell 300,000,000  shares of our common stock to Premier Venture, our existing stockholders' ownership will be diluted by such sales. Consequently, the value of your investment may decrease. Our Equity Line of Credit with Premier Venture contemplates the potential future issuance and sale of up to $3,000,000 of our common stock to Premier Venture subject to certain restrictions and obligations.

10.   Premier Venture will pay less than the then-prevailing market price for our common stock.

The common stock to be issued to Premier Venture pursuant to the Equity Purchase Agreement will be purchased at a twenty percent (20%) discount to the lowest closing "best bid" price (the highest posted bid price) of the common stock during the five consecutive trading days immediately following the date of our notice to Premier Venture of our election to put shares pursuant to the Equity Purchase Agreement. Premier Venture has a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If Premier Venture sells the shares, the price of our common stock could decrease. If our stock price decreases, Premier Venture may have a further incentive to sell the shares of our common stock that it holds. These sales may have a further impact on our stock price.

11.   There may not be sufficient trading volume in our common stock to permit us to put shares to Premier Venture.

In order to put the shares to Premier Venture, there has to be sufficient trading volume to allow Premier Venture to resell the shares "Put" to it into the open market.  Insufficient trading volume will prevent Premier Venture from selling its shares into the market and prevent us from putting more shares to Premier Venture since it is a condition to our contract with Premier Venture that Premier Venture can never own more than 4.99% of our total outstanding shares of common stock at any one time. If we cannot "Put" shares to Premier Venture, we cannot receive payment therefore.

12.   We may not receive and may not need the full amount of the proceeds available under the equity line agreement.

We may never receive the full amount of the proceeds available under the equity line agreement because we may elect not to "put" shares of our common stock to Premier Venture.  The obligation to "put" shares to Premier Venture rests entirely within our discretion.  We do not intend to continually "put" shares to Premier Venture for cash.  Because Premier Venture purchases shares from us at a discount (See Risk Factor # 10 above), sales by Premier Venture could cause the price of our stock to decrease.  In order to partially reduce a drop in the price of our stock, we may elect not to "put" our shares to Premier Venture.  Further, depending upon our ability to sell our products and services in the future, we may not have a need for additional cash and therefore would not "put" shares to Premier Venture.

13.   Our common stock is thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Our common stock has historically been sporadically or "thinly-traded" on the OTC-PINK, meaning that the number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or nonexistent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable.

As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a mature issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. It is possible that a broader or more active public trading market for our common stock will not develop or be sustained, or that current trading levels will continue.

14.   The limited public trading market may cause volatility in our stock price.

The quotation of our common stock on the  "OTC-PINK"  does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Our common stock is thus subject to this volatility. Sales of substantial amounts of our common stock, or the perception that such sales might occur, could adversely affect prevailing market prices of our common stock.

15.   The application of the "penny stock" rules could adversely affect the market price of our common shares and increase your transaction costs to sell those shares.

The SEC has adopted rule 3a51-1 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, Rule 15g-9 requires:

-	that a broker or dealer approve a person's account for transactions in penny stocks; and
-	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

-	obtain financial information and investment experience objectives of the person; and
-
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

-	sets forth the basis on which the broker or dealer made the suitability determination; and
-	the broker or dealer received a signed, written agreement from the investor prior to the transaction.

generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

16.   Rule 144 Related Risk.

The SEC adopted amendments to Rule 144, which became effective on February 15, 2008 that apply to securities acquired both before and after that date. Under these amendments, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding a sale, (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale and (iii) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

-	1% of the total number of securities of the same class then outstanding; or
-	the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

17.   Restrictions on the reliance of Rule 144 by Shell Companies or former Shell Companies.

Historically, the SEC staff has taken the position that Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, blank check companies, like us. The SEC has codified and expanded this position in the amendments discussed above by prohibiting the use of Rule 144 for resale of securities issued by any shell companies (other than business combination related shell companies) or any issuer that has been at any time previously a shell company. The SEC has provided an important exception to this prohibition, however, if the following conditions are met:

-	The issuer of the securities that was formerly a shell company has ceased to be a shell company;
-	The issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
-
The issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

-	At least one year has elapsed from the time that the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that is not a shell company.

As a result, it is likely that pursuant to Rule 144, stockholders who receive our restricted securities in a business combination will not be able to sell our shares without registration until one year after we have completed our initial business combination.  We are not a "shell company" and have not been so for a period in excess of twelve (12) months.

18.  We may not be able to draw on the entire  $2,016,000 .

Because we may be selling shares to Premier Venture at a price less than $0.0625 and because Premier Venture does not have to purchase shares put to them, if the put will place them in a position of owning more than 4.99% of our common stock, we may never be able to draw upon all  $2,016,000  available to us under the Equity Purchase Agreement.

19.  We are limited in the number of shares we can put to Premier Venture.

Premier Ventures is not obligated to purchase more shares than an amount equal to 4.99% of the total number of shares outstanding.  Accordingly, Premier Ventures could effectively prevent us from putting shares to it by acquiring 4.99% of the total outstanding shares and holding them rather than reselling the same.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock offered by Premier Venture Partners, LLC. However, we will receive proceeds from the sale of our common stock to Premier Venture Partners, LLC pursuant to the Equity Purchase Agreement. The proceeds from our exercise of the Put Right pursuant to the Equity Purchase Agreement will be used for working capital.

SELLING STOCKHOLDER

The following table details the name of each selling stockholder, the number of shares owned by Premier Venture Partners, LLC, ("Premier Venture") the sole selling stockholder, and the number of shares that may be offered by Premier Venture Partners, LLC is not a broker-dealer. Premier Venture is deemed an underwriter and therefore this offering is also considered an indirect primary offering.  Premier Venture may sell up to  300,000,000  shares, which are issuable upon the exercise of our Put Right with Premier Venture.  Premier Venture will not assign its obligations under the equity line of credit.

Name	Total number of shares owned prior to offering (1)	Percentage of shares owned prior to offering	Number of shares being offered	Percentage of shares owned after the offering assuming all of the shares are sold in the offering

Premier Venture Partners, LLC	0	0.00%	300,000,000	41.58%

PLAN OF DISTRIBUTION

This prospectus includes 300,000,000  shares of common stock offered by Premier Venture.

Premier Venture and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which our shares are traded or in private transactions. These sales may be at fixed or negotiated prices. Premier Venture may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	broker-dealers may agree with Premier Venture to sell a specified number of such shares at a stipulated price per share;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	hedge in the future;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

Premier Venture or its pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that Premier Venture will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. Premier Venture cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, Premier Venture. Premier Venture and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, will be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Premier Venture Partners, LLC is not permitted to assign its obligations under the equity line.

We are paying all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to Premier Venture, but excluding brokerage commissions or underwriter discounts. Premier Venture, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter.  Premier Venture has not entered into any agreement with a prospective underwriter; however, there is no assurance that any such agreement will not be entered into.

Premier Venture may pledge its shares to its brokers under the margin provisions of customer agreements. If Premier Venture defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. Premier Venture and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, Premier Venture or any other such person. In the event that Premier Venture is deemed affiliated with purchasers or distribution participants within the meaning of Regulation M, then Premier Venture will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, Premier Venture is contractually restricted from engaging in short sells. All of these limitations may affect the marketability of the shares.

We have agreed to indemnify certain of Premier Venture, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholder or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities. If the selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

We agreed to use our best reasonable efforts to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by Premier Venture without registration and without regard to any volume limitations by reason of Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. Since Premier Venture is deemed an underwriter, Rule 144 of the Securities Act of 1933, as amended, is unavailable for the resale of the shares by Premier Venture.

MARKET FOR OUR COMMON STOCK

Market Information

Our common stock is currently traded on the OTC-PINK under the symbol "SONT." The following table sets forth the range of high and low bid quotations for the applicable period. These quotations as reported by the OTC-PINK reflect inter-dealer prices without retail mark-up, mark-down, or commissions and may not necessarily represent actual transactions.

Fiscal Year – 2016	High Bid	Low Bid
Second Quarter: 2/1/2016 to 4/30/2016	$0.010	$0.0084
First Quarter: 11/1/2015 to 1/31/2016	$0.010	$0.0090

Fiscal Year – 2015	High Bid	Low Bid
Fourth Quarter: 8/1/2015 to 10/31/2015	$0.035	$0.0038
Third Quarter: 5/1/2015 to 7/31/2015	$0.015	$0.0075
Second Quarter: 2/1/2015 to 4/30/2015	$0.0075	$0.0075
First Quarter: 11/1/2014 to 1/31/2015	$0.03	$0.0075

Fiscal Year – 2014	High Bid	Low Bid
Fourth Quarter: 8/1/2014 to 10/31/2014	$0.03	$0.015
Third Quarter: 5/1/2014 to 7/31/2014	$0.025	$0.02

Holders

At May 25, 2016, there were 441,229,415 shares of our common stock outstanding. Our shares of common stock are held by approximately 950 stockholders .  The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies.

Dividends

On September 22, 2015, the Company completed and distributed a stock dividend of 3 additional shares of common stock for each 1 share of common stock outstanding.  The number of outstanding shares after the stock dividend is 385,903,832 shares. The par value is $0.001 per share and unchanged .

We have never declared or paid a cash dividend. Any future decisions regarding dividends will be made by our board of directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Our board of directors has complete discretion on whether to pay dividends. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

Section 15(g) of the Securities Exchange Act of 1934

Our company's shares are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended that imposes additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the Rule, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser's written agreement to the transaction prior to the sale. Consequently, the Rule may affect the ability of broker/dealers to sell our securities and also may affect your ability to sell your shares in the secondary market.

Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny securities. These rules require a one page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to in understanding of the function of the penny stock market, such as "bid" and "offer" quotes, a dealers "spread" and broker/dealer compensation; the broker/dealer compensation, the broker/dealers duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers rights and remedies in causes of fraud in penny stock transactions; and, the FINRA's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

Securities Authorized for Issuance under Equity Compensation Plans

On August 5, 2014, a Form S-8 Registration Statement (SEC file #333-197854) was filed by us together with our 2014 Stock Option Plan (the "Plan") relating to 15,000,000 shares of our common stock, par value $0.001 per share, to be offered and sold to accounts of eligible persons.

Equity Compensation Plan
Plan category	Number of securities issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	0	0	0
Equity compensation plans not approved by security holders	0	0	15,000,000

Total	0	0	15,000,000

Penny Stock Regulations and Restrictions on Marketability

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a market price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading, (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the securities laws, (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price, (d) contains a toll-free telephone number for inquiries on disciplinary actions, (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks, and (f) contains such other information and is in such form, including language, type size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with (a) bid and offer quotations for the penny stock, (b) the compensation of the broker-dealer and its salesperson in the transaction, (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock, and (d) a monthly account statement showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement as to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity for our common stock. Therefore, stockholders may have difficulty selling their shares of our common stock.

Common Stock

Our articles of incorporation authorize us to issue up to 195,000,000 shares of common stock, $0.001 par value. Each holder of our common stock is entitled to one (1) vote for each share held of record on all voting matters we present for a vote of stockholders, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to our common stock. All shares of our common stock are entitled to share equally in dividends from sources legally available when, and if, declared by our Board of Directors.

Our Board of Directors is authorized to issue additional shares of common stock not to exceed the amount authorized by the Articles of Incorporation, on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action.

In the event of our liquidation or dissolution, all shares of our common stock are entitled to share equally in our assets available for distribution to stockholders. However, the rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of preferred stock that have been issued or shares of preferred stock that our Board of Directors may decide to issue in the future.

As of May 25, 2016, we had 441,229,415 shares of common stock issued and outstanding .

Preferred Stock

Our Articles of Incorporation authorize us to issue up to 5,000,000 shares of preferred stock, $0.001 par value. Our Board of Directors is authorized, without further action by the shareholders, to issue shares of preferred stock and to fix the designations, number, rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms. We believe that the Board of Directors' power to set the terms of, and our ability to issue, preferred stock will provide flexibility in connection with possible financing or acquisition transactions in the future. The issuance of preferred stock, however, could adversely affect the voting power of holders of common stock and decrease the amount of any liquidation distribution to such holders. The presence of outstanding preferred stock could also have the effect of delaying, deterring or preventing a change in control of our company.

As of May 25, 2016, we had no shares of our preferred stock issued or outstanding .

Options

We have not issued and do not have outstanding any options to purchase shares of our stock.

Transfer Agent

Computershare
350 Indiana Street, Suite 750
Golden, Colorado   80401
(800) 942-5909
www.computershare.com

Recent Sales of Unregistered Securities

Issuance and sales of securities without registration during the fourth quarter comprise of the following transactions, as described as follows:

During October 2014, we issued 1,562,500 shares of stock in exchange for $93,750 as stock subscriptions.  The price per share was $0.06.  At March 31, 2015, we had not received the funds.

                   On August 20, 2015, we issued 6,666,667 restricted shares of common stock to Antoine Jarjour, our president, in consideration of services valued at $200,000.  The shares were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended.  Mr. Jarjour was furnished the same information that could have been contained in Part I of a Form S-1 registration statement and Mr. Jarjour is a sophisticated investor.

On August 20, 2015, we issued 2,500,000 restricted shares of common stock to Roula Jarjour, our vice-president, in consideration of services valued at $75,000.  The shares were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended.  Ms. Jarjour was furnished the same information that could have been contained in Part I of a Form S-1 registration statement and Ms. Jarjour is a sophisticated investor.

On August 20, 2015, we issued 3,333,333 restricted shares of common stock to George Jarjour, our chief operating officer, in consideration of services valued at $100,000.  The shares were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended.  Mr. Jarjour was furnished the same information that could have been contained in Part I of a Form S-1 registration statement and Mr. Jarjour is a sophisticated investor.

On August 20, 2015, we issued 7,372,650 restricted shares of common stock to Charles E. Carafoli, a member of our board of directors, in consideration of services valued at $221,179.50.  The shares were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended.  Mr. Carafoli was furnished the same information that could have been contained in Part I of a Form S-1 registration statement and Mr. Carafoli is a sophisticated investor.

On August 20, 2015, we issued 5,000,000 restricted shares of common stock to Charles E. Carafoli, a member of our board of directors, in consideration of services valued at $150,000.  The shares were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended.  Mr. Carafoli was furnished the same information that could have been contained in Part I of a Form S-1 registration statement and Mr. Carafoli is a sophisticated investor.

On August 21, 2015, we issued 5,000,000 restricted shares of common stock to Antoine Jarjour, our president, in consideration of services valued at $150,000.  The shares were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended.  Mr. Jarjour was furnished the same information that could have been contained in Part I of a Form S-1 registration statement and Mr. Jarjour is a sophisticated investor.

On August 21, 2015, we issued 5,000,000 restricted shares of common stock to George Jarjour, our chief operating officer, in consideration of services valued at $150,000.  The shares were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended.  Mr. Jarjour was furnished the same information that could have been contained in Part I of a Form S-1 registration statement and Mr. Jarjour is a sophisticated investor.

On September 10, 2015, we issued 1,500,000 restricted shares of our common stock to FMW Media Works Corp. ("FMW") as partial consideration under the terms of an agreement we entered into with FMW on July 15, 2015.  Under the terms of said agreement, FMW will provide consulting to create band awareness, advertising, and promotion for SONT.

On November 1, 2015, we issued 4,000,000 restricted shares of common stock to VoiceFlix, Inc. in consideration of social and marketing services.

On November 1, 2015, we issued 6,000,000 restricted shares of common stock to StockVest in consideration of $6,000.00 and marketing services to be furnished between November 5, 2015 and February 5, 2016.

On November 4, 2015, we issued 2,325,581 shares of our common stock to Premier Venture Partners, LLC pursuant to the conversion of certain debt to equity.  The conversion price was one share of common stock for each $0.00215 of debt.

In January 2016, we issued 8,300,000 restricted shares of common stock to Tony Reynolds for advisory services to be provided to us in Mr. Reynolds capacity as a consultant.

In January 2016, we issued 15,000,000 restricted shares of common stock to A Kick-in Crowd for an exclusive license to Buster's Backyard Bar-B-Q.

The foregoing shares issuances were made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended, in that the said share issuance did not involve a public offering .

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Forward-Looking Statements

Statements in this prospectus may be "forward-looking statements." Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this prospectus, including the risks described under "Risk Factors," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this prospectus and in other documents which we file with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to our ability to raise any financing which we may require for our operations, competition, government regulations and requirements, pricing and development difficulties, our ability to make acquisitions and successfully integrate those acquisitions with our business, as well as general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus.

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions. All funds are reflected in United States dollars unless otherwise indicated.

Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. We have not attained profitable operations and are dependent upon obtaining financing to pursue our business plan and activities. For these reasons, our auditors stated in their report on our audited financial statements that they have substantial doubt that we will be able to continue as a going concern without further financing.

Overview

We were formed for the purpose of selling products in our retail stores located throughout the United States.  We are currently only operating our ecommerce website.

Our financial statements were prepared on a going concern basis, which assumes that we will be able to realize assets and discharge liabilities in the normal course of business. The ability to continue as a going concern is dependent on the Company's ability to generate profitable operations in the future, to maintain adequate financing, and to achieve a positive cash flow. There is no assurance it will be able to meet any or all of such goals.

Quarter Ended January 31, 2016 compared to Quarter Ended January 31, 2015

Results of Operations

Gross Profit

For the quarter ended January 31, 2016, we had a gross profit of $5,031 compared to a gross profit of $9,699 for the quarter ended January 31, 2015.  The decrease in gross profit is due to the decline in sales and our transition of operations from a retail store inventory sales to e-commerce.

Total Operating Expenses

For the quarter ended January 31, 2016, our total operating expenses, which consist of wages, advertising, taxes, professional fees, rent, and other miscellaneous expenses were $83,575 compared with total operating expenses of $170,544 for the quarter ended January 31, 2015.  This decrease in total operating expenses was due primarily to a decrease in expenses related to the closing of the retail store operations and an ongoing transition to ecommerce sales.

Interest Expense

Interest expense and related financing fees for the quarter ended January 31, 2016 was $1,700 compared with $0 for the quarter ended January 31, 2105.  The increase in interest represents the increase in interest accruing on a money judgment against us in California.

Net Loss

For the quarter ended January 31, 2016, we incurred a net losses of $80,244 compared with a net loss of $160,845 for the quarter ended January 31, 2015.  The decrease in net loss was due to our reduction of expenses related to a retail store operation in 2015.

Liquidity and Capital Resources

As of January 31, 2016, we had a working capital deficit of $3,172,024 as compared to a working capital deficit of $3,091,778 as of October 31, 2015.  In the past we have relied on sales of our equity securities to raise funds for our working capital requirements, as well as loans from our majority stockholder. We will need to raise additional capital in order to implement our business plan and will seek to sell additional equity and/or debt securities to accomplish this objective. There can be no assurance that we will be able to raise funds sufficient to carry out our business plan, or that if funds are available to us that they will be on acceptable terms.

Operating Activities

Cash used in operations was $74,040 at January 31, 2016 compared to $146,416 at January 31, 2015.  The decrease is due to fewer expenses in the operating transition period.

Investing Activities

During the quarter ended January 31, 2016, there were no investing activities.

Financing Activities

During the quarter ended January 31, 2016, we received $63,579 from the stockholders compared with $0 for the quarter ended January 31, 2015.

Seasonality Results

We do not expect to experience any seasonality in our operating results.

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to pursue our business plan and activities. For these reasons, our auditors stated in their report on our audited financial statements that they have substantial doubt that we will be able to continue as a going concern without further financing.

Off-Balance Sheet Arrangements

We currently do not have any off-balance sheet arrangements or financing activities with special purpose entities.

Future Financings

We will continue to rely on equity sales of our common shares in order to continue to fund our business operations. Issuances of additional shares will result in dilution to existing stockholders. There is no assurance that we will achieve any additional sales of the equity securities or arrange for debt or other financing to fund our operations and other activities.

Critical Accounting Policies and Estimates

Management's Discussion and Analysis of Financial Condition and Results of Operations discusses our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. To prepare these financial statements, we must make estimates and assumptions that affect the reported amounts of assets and liabilities. These estimates also affect our reported revenues and expenses. On an ongoing basis, management evaluates its estimates and judgment, including those related to revenue recognition, accrued expenses, financing operations and contingencies and litigation. Management bases its estimates and judgment on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The most significant accounting estimates inherent in the preparation of our financial statements are set forth in Note 1 to our audited financial statements.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The fair value of the Company's assets and liabilities, which qualify as financial instruments under Financial Accounting Standards Board (FASB) guidance regarding disclosures about fair value of financial instruments, approximate the carrying amounts presented in the accompanying consolidated balance sheets.

Property and Equipment

Computer equipment, computer software and furniture and fixtures are stated at cost and depreciated on a straight-line basis over an estimated useful life of five years. Upon disposal, assets and related accumulated depreciation are removed from the accounts and the related gain or loss is included in results from operations.

Impairment of Long-Lived Assets and Other Intangible Assets

We evaluated the recoverability of long-lived assets with finite lives in accordance with ASC 350. Intangible assets, including purchased technology and other intangible assets, are carried at cost less accumulated amortization. Finite-lived intangible assets are being amortized on a straight-line basis over their estimated useful lives of five to ten years. ASC 350 requires recognition of impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying value amount of an asset may not be recoverable. An impairment charge is recognized in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. A significant impairment of finite-lived intangible assets could have a material adverse effect on our financial position and results of operations. For all periods presented, we determined that no impairment charges were incurred.

Revenue Recognition

Overview

We recognize revenue when persuasive evidence of an arrangement exists, we have delivered the product or performed the service, the fee is fixed or determinable and collection is reasonably assured. If any of these criteria are not met, we defer recognizing the revenue until such time as all criteria are met. Determination of whether or not these criteria have been met may require us to make judgments, assumptions and estimates based upon current information and historical experience.

The Company markets its products direct to customers and has developed retail pricing for all revenue generating products. In addition the Company may mark-down prices on an individual case basis to increase demand on our products, and increase our sales to boost up the market.

Advertising and Marketing Costs

The company expenses advertising and marketing costs as they are incurred.

Computation of (Loss) Per Share

Basic earnings (loss) per share is calculated by dividing the earnings (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is calculated by dividing the earnings (loss) by the weighted average number of common shares and potentially dilutive securities outstanding during the period. Potentially dilutive common shares consist of incremental common shares issuable upon exercise of stock options, warrants and shares issuable upon the conversion of convertible notes. The dilutive effect of the convertible notes is calculated under the if-converted method. The dilutive effect of outstanding shares is reflected in diluted earnings per share by application of the treasury stock method. This method includes consideration of the amounts to be paid by the employees, the amount of excess tax benefits that would be recognized in equity if the instruments were exercised and the amount of unrecognized stock-based compensation related to future services.

Year Ended October 31, 2015 compared to Year Ended October 31, 2014

Gross Profit

For the year ended October 31, 2015, we had a gross profit of $2,735 compared to a gross profit of $42,158 for the year ended October 31, 2014. The decrease in gross profit is due to the decline in sales and an increase of the cost of goods.

Total Operating Expenses

Our total cost and expenses which consist of wages, advertising, taxes, professional fees, rent, and other miscellaneous expenses increased by $330,930 from $1,095,292 for the year ended October 31, 2014 to $1,426,222 for the year ended October 31, 2015. This increase is due primarily to an increase of stock based compensation of $825,000 from the year ended October 31, 2014 to the year ended on October 31, 2015.

Interest Expense

Interest expense and related financing fees for the year ended October 31, 2015 was $6,537 compared to $5,306 for the year ended October 31, 2014, an increase of $1,231. The increase in interest represents the increase in interest accruing on a money judgment against us in California.

Net Loss

During the year ended October 31, 2015 and 2014, we incurred net losses of $1,615,362 and $1,058,440 respectively. The increased losses of $556,922 were primarily due to the increase of stock based compensation from the year ended in October 31, 2014 to the year ended in October 31, 2015.

Liquidity and Capital Resources

As of October 31, 2015, we had a working capital deficit of $385,904 as compared to a working capital deficit of $60,103 as of October 31, 2014. In the past we have relied on sales of our equity to raise funds for our working capital requirements, as well as loans from our majority stockholder. We will need to raise additional capital in order to implement our business plan and will seek to sell additional equity and/or debt to accomplish this objective. There can be no assurance that we will be able to raise funds sufficient to carry out our business plan, or that if funds are available to us that they will be on acceptable terms.

Operating Activities

Cash used in operations of $545,583 during the year ended October 31, 2015 was primarily a result of our $1,615,362 net loss reconciled with our net non-cash expenses relating to change in assets and accounts payable and accrued expenses. Cash used in operations of $574,246 during the year ended October 31, 2014 was primarily a result of our $1,058,440 net loss reconciled with our net non-cash expenses relating to Loss on abandoned property and no inventory.

Investing Activities

During the year ended October 31, 2015 and 2014, we had no investing activities.

Financing Activities

During the year ended October 31, 2015, we generated proceeds of $311,180 from the sale of restricted shares of common stock to investors.

Seasonality Results

We do not expect to experience any seasonality in our operating results.

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to pursue our business plan and activities. For these reasons, our auditors stated in their report on our audited financial statements that they have substantial doubt that we will be able to continue as a going concern without further financing.

Off-Balance Sheet Arrangements

We currently do not have any off-balance sheet arrangements or financing activities with special purpose entities.

Principles of Consolidation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and in accordance with the SEC's accounting rules under Regulation S-X. All material inter-company accounts and transactions have been eliminated in consolidation.

Critical Accounting Policies and Estimates

Management's Discussion and Analysis of Financial Condition and Results of Operations discusses our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. To prepare these financial statements, we must make estimates and assumptions that affect the reported amounts of assets and liabilities. These estimates also affect our reported revenues and expenses. On an ongoing basis, management evaluates its estimates and judgment, including those related to revenue recognition, accrued expenses, financing operations and contingencies and litigation. Management bases its estimates and judgment on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The most significant accounting estimates inherent in the preparation of our financial statements are set forth in Note 1 to our audited financial statements.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The fair value of the Company's assets and liabilities, which qualify as financial instruments under Financial Accounting Standards Board (FASB) guidance regarding disclosures about fair value of financial instruments, approximate the carrying amounts presented in the accompanying consolidated balance sheets.

Inventory

Inventories consist of merchandise that is ready for sale to end-user customers. Inventories are recorded at the lower of average cost or market. In-bound freight-related costs from our vendors are included as part of the net cost of merchandise inventories. Other costs associated with acquiring, storing and transporting merchandise inventories are expensed as incurred. Our inventories are acquired and carried for retail sale and, accordingly, the carrying value is susceptible to, among other things, market trends and conditions and overall customer demand. We use our best estimates of all available information to establish reasonable inventory quantities. However, these conditions may cause our inventories to become obsolete and/or excessive. We review our inventories periodically for indications that reserves are necessary to reduce the carrying values to the lower of cost or market values. For all periods presented, the Company determined that no reserves were necessary. Management determined that the net realizable value of inventory as of October 31, 2015 is zero. Consequently, for the period ending October 31, 2015, the Company's management decided to write off the entire inventory balance of $197,377.

Property and Equipment

Computer equipment, computer software and furniture and fixtures are stated at cost and depreciated on a straight-line basis over an estimated useful life of five years. Upon disposal, assets and related accumulated depreciation are removed from the accounts and the related gain or loss is included in results from operations.

Impairment of Long-Lived Assets and Other Intangible Assets

We evaluated the recoverability of long-lived assets with finite lives in accordance with ASC 350. Intangible assets, including purchased technology and other intangible assets, are carried at cost less accumulated amortization. Finite-lived intangible assets are being amortized on a straight-line basis over their estimated useful lives of five to ten years. ASC 350 requires recognition of impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying value amount of an asset may not be recoverable. An impairment charge is recognized in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. A significant impairment of finite-lived intangible assets could have a material adverse effect on our financial position and results of operations. For all periods presented, we determined that no impairment charges were incurred except inventory that was written off at $197,377.

Revenue Recognition

Overview

We recognize revenue when persuasive evidence of an arrangement exists, we have delivered the product or performed the service, the fee is fixed or determinable and collection is reasonably assured. If any of these criteria are not met, we defer recognizing the revenue until such time as all criteria are met. Determination of whether or not these criteria have been met may require us to make judgments, assumptions and estimates based upon current information and historical experience.

We market our products direct to customers and have developed retail pricing for all revenue generating products. In addition, we may mark-down prices on an individual case basis to increase demand on our products, and increase our sales to boost up the market.

Advertising and Marketing Costs

We expense advertising and marketing costs as they are incurred.

Computation of (Loss) Per Share

Basic earnings (loss) per share is calculated by dividing the earnings (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is calculated by dividing the earnings (loss) by the weighted average number of common shares and potentially dilutive securities outstanding during the period. Potentially dilutive common shares consist of incremental common shares issuable upon exercise of stock options, warrants and shares issuable upon the conversion of convertible notes. The dilutive effect of the convertible notes is calculated under the if-converted method. The dilutive effect of outstanding shares is reflected in diluted earnings per share by application of the treasury stock method. This method includes consideration of the amounts to be paid by the employees, the amount of excess tax benefits that would be recognized in equity if the instruments were exercised and the amount of unrecognized stock-based compensation related to future services .

BUSINESS

Our History

Seen on Screen TV Inc. (the "Company," "we," "us," or "Seen on Screen"), formerly Franklin Lake Resources Inc., a Nevada corporation, was an exploration stage mining company with no ore reserves or mining operations. Our activities up to October 31, 2008, had been limited to searching for material to extract precious minerals from and designing a process for profitable extraction.

On October 6, 2008, we entered into an asset purchase agreement with Antoine Jarjour and Roula Jarjour, husband and wife, wherein we agreed to purchase certain assets from Mr. and Mrs. Jarjour in exchange for 17,000,000 post-reverse split shares of common stock.

On November 1, 2008, we changed our business activity from the mining business to selling products in our retail stores located throughout the United States. We have one retail store in the state of Washington.

On November 13, 2008, we amended our articles of incorporation and changed our name from Franklin Lake Resources Inc. to Seen on Screen TV Inc. We also amended our articles of incorporation to increase our authorized capital to 200,000,000 shares comprised of 195,000,000 shares of common and 5,000,000 shares of preferred stock, each with a par value of $0.001 per share. On November 19, 2008, we amended the foregoing agreement to revise the list of assets to be acquired by us.

On January 10, 2010, we rescinded the asset purchase agreement we entered on October 6, 2008, as amended. Mr. and Mrs. Jarjour returned the 17,000,000 shares of common stock they received as consideration for the transaction. The transaction was rescinded as a result an inability to obtain an unqualified audit opinion after the conclusion of the transaction.

On April 6, 2010, we entered into a Stock Purchase Agreement and Plan of Reorganization with Antoine Jarjour and Roula Jarjour, husband and wife, wherein we agreed to acquire all of the ownership units of Seen on Screen TV LLC, a Washington Limited Liability Corporation, in exchange for 17,000,000 restricted shares of common stock. The effective date of the Agreement was November 1, 2008.

On December 15, 2015, we entered into a Memorandum of Understanding and Agreement ("Memorandum") with Tony Reynolds DBA Reynolds Sports and Entertainment, now a wholly owned subsidiary of A Kickin Crowd LLC ("Reynolds") wherein we acquired an exclusive license to Buster's Backyard Bar-B-Q, alternatively Buster's Bar-B-Q, in exchange for $10,000 and 15,000,000 restricted shares of our common stock valued at $90,000.00.  The terms of the Memorandum provide that we retain all profits until we recoup net profits of $10,000.00.  After that, we retain 90% of net profits generated until we recoup $90,000.00.  After we recoup the foregoing $90,000.00, net profits are split 75% to us and 25% to Reynolds.

On January 2, 2016, we executed a License Agreement with Reynolds that embodied the terms of the Memorandum aforesaid.

On February 16, 2016, we issued 4,000,000 shares for VoiceFlix, Inc.  On November 5, 2015, we issued 6,000,000 shares to StockVest.  We issued 2,325,581 shares for Premier Venture Partners, LLC.

Our Business

We offer a selection of products to our customers that are available through our website. We purchase products we believe will sell through our website.

We are currently in development of a new website that is 80% completed and adding new products.

Our strategy is to create our on-line store, and our own in-house marketing production. We plan to produce products and have the products manufactured in China ourselves. These products will be sold on our website and to major retailers in the United States.

We are developing a strategic business model that adjusts to the rapid changes in the retail market.

In February 2015, we closed our retail store and now operate through an Internet website only as this is the most cost effective way for us to operate at this time.

Our Growth Strategy

We believe we have the right strategy capitalize on the opportunities afforded by our business model. We believe we will continue to have opportunities to drive growth through sales, expanding our operating profit.

Our Merchandise

Our products are generally personal and household use items that can be shipped via USPS or parcel delivery on normal schedules. We sell items that enhance convenience or lifestyle. We do not sell industrial products or food items. We do not sell perishable items of any sort.

*	FAST BRITE - An amazing cleaner for the headlights of cars
*	Simonize Fix it Pen - A Pen to remove scratches from cars
*	Total Pillow - A flexible and versatile travel pillow
*	Potty Patch - A indoor grass patch for dogs to use the bathroom indoors
*	Irenew - A magnetic bracelet to improve posture, health and flexibility
*	Style Snaps - A great device to hem your pants instantly
*	Eggies - Be able to cook a hardboiled egg without the shell!
*	SaladFresh - An easy to use on the go salad shaker, this product was marketed, manufactured, and distributed in house.

Our Customers

Our customers vary. Generally, we sell to the middle class and our customers tend to be in the 35-55 age bracket.

Our Suppliers

We purchase our merchandise from several sources, including the original inventor. These are called "Patent Products." Patent Products are usually covered by various patents owned by the original inventor and/or marketing company. We, also, acquire similar products, i.e. generic products, from others who have created these generic products serving the same niche as the Patent Products. The generic products are significantly varied not to violate the rights of the Patent Products. Lastly, we source products that are generic. Our management has experience in sourcing these products. There are a limited number of manufacturers of this type of product. We believe our management has long-standing relations with the manufacturers, their representatives, and distributors, which will lead to sourcing of marketable products.

In addition, we source products from any of several "Product Shows" each year. At these Product Shows, we are able to meet directly with suppliers, representative and find cutting edge new products. Inventors and promoters frequent these shows with new products. We believe are may be able to acquire exclusive rights to products in this way.

Inventory in our stores varies on a regular basis. We believe we determine demand for a given products. In addition, some products may be in short supply if the market for a product is hot. If this occurs, we will reorder inventory quickly, if the product is backorder, we may miss the market. We are cognizant the product may only be popular for a few weeks. It is our goal to turn our inventories quickly to avoid carrying costs.

Return Policy

We have a 30 day exchange or return policy. Liquid products that are opened and used and personal hygiene products are not returnable or exchangeable.

Distribution, Transportation and Inventory Management

Inventory is recorded at the lower of cost or market value and is computed on a first-in first-out basis. Management determined that the net realizable value of inventory as of October 31, 2015 is zero. Consequently, for the period ending October 31, 2015, the Company's management decided to write off the entire inventory balance of $197,377.

Seasonality

Our business is seasonal to a certain extent. Generally, our highest sales volume occurs in the fourth quarter, which includes the Christmas selling season, and the lowest occurs in the first quarter. In addition, our quarterly results can be affected by the timing of certain holidays. In addition, we carry merchandise during our fourth quarter that we do not carry during the rest of the year, such as gift sets, holiday decorations, certain baking items, and a broader assortment of toys and candy.

Our Competition

We operate in the basic discount consumer goods market, which is highly competitive with respect to price, store location, merchandise quality, assortment and presentation, in-stock consistency, and customer service. We compete with discount stores and with many other retailers, Walgreens, Rite-Aids, and local general drug stores. In some cases our competition comes from big box stores, such as Wal-Mart, or Bed Bath and Beyond, among others. These retailers may carry a specific product at its peak, however they quickly discontinue and dump inventory. Almost all of our competitors have greater financial, distribution, marketing and other resources than we do.

We differentiate ourselves from other forms of retailing by offering consistently low prices in a convenient, online format. We believe that our prices are competitive due in part to our low cost operating structure and the relatively limited assortment of products offered.

Our Employees

As of May 25, 2016, we employed 2 part-time employees .  We currently are not a party to any collective bargaining agreements.

Available Information

Our Web site address is http://www.SONT.TV .  We file with or furnish to the Securities and Exchange Commission (the "SEC") annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports, proxy statements and annual reports to shareholders, and, from time to time, registration statements and other documents. These documents are available free of charge to investors on or through the Investor Information portion of our Web site as soon as reasonably practicable after we electronically file them with or furnish them to the SEC. In addition, the public may read and copy any of the materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of that Web site is http://www.sec.gov.

MANAGEMENT

Officers and Directors

Each of our directors serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.  It does have an audit committee comprised of the board of directors.

The names, addresses, ages and positions of our present officers and directors are set forth below:

NAME	AGE	POSITION(S)[1]	SERVICE BEGAN

Antoine Jarjour	60	President, Principal Executive Officer, Principal Accounting Officer, Principal Financial Officer, Secretary, Treasurer and Director	November 2008
Roula Jarjour	51	Vice President and Director	November 2008
George Jarjour	28	Chief Operating Officer and Director	November 2008
Charles Carafoli	67	Director	February 2008
Father Gregory Ofiesh	80	Director	March 2001

[1]                The board acts as the audit committee, the compensation committee, and the governance committee.

Antoine Jarjour - President, Principal Executive Officer, Principal Accounting Officer, Principal Financial Officer, Secretary, Treasurer and Director

Since November 2008, Antoine Jarjour has been our president, principal executive officer, secretary, treasurer, principal accounting officer, principal financial officer and chairman of our board of directors. Since 2006, Mr. Jarjour has been the secretary and a member of the board of directors of The GNS Group Inc. The GNS Group Inc. is a Washington corporation engaged in the business of distributing high-end contract furniture for the hospitality, casino, and restaurant industry. From 1992 to 2004, Mr. Jarjour was president, secretary, treasurer and the sole member of the board of directors of Meary, Inc. Meary, Inc., a Washington corporation, was engaged in the business of wholesale and retail sales popular products such as personal, sports, kitchen, kids, and pet products. In addition to his duties as an officer and director, Mr. Jarjour was responsible for ordering products, managing wholesale orders, representing the company at trade shows, and seeking out new products. Mr. Jarjour is the husband of Roula Jarjour, our vice president and director. As one of our founders, Mr. Jarjour was appointed a director. It was the only consideration in appointing him to the board of directors. His experience, qualifications, attributes, or skills were not considered in the appointment.

Roula Jarjour - Vice President and Director

Since 2000, Mrs. Jarjour has been a member of our board of directors. Mrs. Jarjour is the wife of Antoine Jarjour, our secretary and a member of the board of directors. As one of our founders, Mrs. Jarjour was appointed a director. It was the only consideration in appointing her to the board of directors. Her experience, qualifications, attributes, or skills were not considered in the appointment. Roula Jarjour has been a member of board of directors of The GNS Group Inc. since 2006 and their president, since 2011. Mrs. Jarjour is responsible for our overall business operations. The GNS Group Inc is a Washington corporation engaged in the business of distributing high-end contract furniture for the hospitality, casino, and restaurant industry. In addition to her duties as their president and a director, she is responsible for the overall business operations of The GNS Group Inc. Ms. Jarjour attends trade shows, negotiates contracts, and seeks new business opportunities for The GNS Group Inc.

George Jarjour - Chief Operating Officer

Since November 2008, George Jarjour has been our Chief Operating Officer. As one of our founders, Mr. Jarjour was appointed a director. It was the only consideration in appointing him to the board of directors. His experience, qualifications, attributes, or skills were not considered in the appointment. George Jarjour has served as the vice president of The GNS Group Inc., since 2006, and a member of their board of directors, since December 31, 2014. The GNS Group Inc is a Washington corporation engaged in the business of distributing high-end contract furniture for the hospitality, casino, and restaurant industry. In addition to his duties as their vice president, Mr. Jarjour's responsibilities include selling, marketing, promoting The GNS Group's products, and managing our day-to-day operations. Mr. Jarjour is responsible for seeking out new products, evaluating new products, and representing them at public functions.

Charles Carafoli – Director

Since February 2008, Charles Carafoli has been a member of our board of directors. From inception through December 31, 2010, Mr. Carafoli was a member of the board of directors of The GNS Group Inc. Mr. Carafoli resign on December 31, 2010. On April 30, 2013, Mr. Carafoli was appointed by the board of directors to fill the vacancy he created. Since April 30, 2013, Mr. Carafoli has served on the board of directors. He was appointed because of his knowledge of operating a small to medium size business. Since June 1978, Mr. Carafoli has operated Mayflower Service Station located in Plymouth, Massachusetts. Mayflower Service Station is a gas station and convenience store. Since September 1988, Mr. Carafoli has been the President of South Street Package Store Inc. Since June 2004, Mr. Carafoli has been the President of Stevens the Florist Inc.

Father Gregory Ofiesh – Director

Since 2001, Father Ofiesh has been a member of our board of directors. From 2001 to 2008, he was our president, chief executive officer, and acting chief financial officer. After 42 years as an Orthodox priest, Father Ofiesh retired as Pastor of St. Nicholas Orthodox Church, San Francisco, California, on January 1, 2001. Prior to his retirement, he was dean of the San Francisco Bay Area Orthodox Clergy, and now serves as dean emeritus of that group.

Disclosure of Family Relationships

There are no family relationships between any of the officers, directors, persons nominated or beneficial owners of more than five percent (5%) of any class of the issuer's equity securities, other than Antoine Jarjour is the husband of Roula Jarjour and the father of George Jarjour; Roula Jarjour is the wife of Antoine Jarjour and the mother of George Jarjour; and, George Jarjour is the son of Antoine Jarjour and the son of Roula Jarjour.

To our knowledge, we are not owned or controlled, directly or indirectly, by another corporation or any foreign government.

Involvement in Certain Legal Proceedings

During the past ten years, Roula Jarjour, Antoine Jarjour, George Jarjour, Charles Carafoli and Father Gregory Ofiesh have not been the subject of the following events other than as listed below:

1.
A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

2.
Convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) other than Antoine Jarjour. Mr. Jarjour was found guilty of violating RCW 82.08.050(2), Conversion of Collected Sales Tax. This was a gross misdemeanor under Washington law. The foregoing case was filed in the Superior Court of Washington for Snohomish County, Case No. 06-1-00183-9. Judgment and sentence was issued June 4, 2007. Mr. Jarjour was sentenced 364 days imprisonment in the Snohomish County jail; Mr. Jarjour was given credit for any and all days served; Mr. Jarjour included victim assessment of $500. On the 22nd day of January 2014, the Superior Court of Snohomish County entered an order vacating conviction in the case;

3.
The subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities;

i)
Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

	ii)	Engaging in any type of business practice; or
	iii)	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4.
The subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph 3.i in the preceding paragraph or to be associated with persons engaged in any such activity;

5.
Was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.
Was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.
Was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

	i)	Any Federal or State securities or commodities law or regulation; or
ii)
Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or

	iii)	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.
Was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Audit Committee and Charter

We have a separately-designated audit committee of the board. Audit committee functions are performed by our board of directors. None of our directors are deemed independent. All directors also hold positions as our officers. Our audit committee is responsible for: (1) selection and oversight of our independent accountant; (2) establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters; (3) establishing procedures for the confidential, anonymous submission by our employees of concerns regarding accounting and auditing matters; (4) engaging outside advisors; and, (5) funding for the outside auditory and any outside advisors engagement by the audit committee. A copy of the audit committee charter is filed as Exhibit 99.1 on our October 31, 2008 Form 10-K report filed with the SEC on August 31, 2011.

Audit Committee Financial Expert

We do not have an external audit committee financial expert.

Code of Ethics

We have adopted a corporate code of ethics. We believe our code of ethics is reasonably designed to deter wrongdoing and promote honest and ethical conduct; provide full, fair, accurate, timely and understandable disclosure in public reports; comply with applicable laws; ensure prompt internal reporting of code violations; and provide accountability for adherence to the code. A copy of the code of ethics is filed as Exhibit 14.1 our October 31, 2008 Form 10-K report filed with the SEC on August 31, 2011.

Disclosure Committee and Charter

We have a disclosure committee and disclosure committee charter. Our disclosure committee is comprised of all of our officers and directors. The purpose of the committee is to provide assistance to the Chief Executive Officer and the Chief Financial Officer in fulfilling their responsibilities regarding the identification and disclosure of material information about us and the accuracy, completeness and timeliness of our financial reports. A copy of the disclosure committee charter is filed as Exhibit 99.2 our October 31, 2008 Form 10-K report filed with the SEC on August 31, 2011.

Section 16(a) Beneficial Ownership Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our common shares and other equity securities, on Forms 3, 4 and 5 respectively. Executive officers, directors and greater than 10% stockholders are required by the Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) reports they file. To our knowledge, all reports have been filed by our officers and directors.

EXECUTIVE COMPENSATION

The following table sets forth a summary of compensation received by each of our officers and directors who received compensation from the Company during our three most recent fiscal years. The following table sets forth the compensation paid by us during the last two fiscal years for our officers. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any. The compensation discussed addresses all compensation awarded to, earned by, or paid to our named executive officers.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Plan Incentive Compensation ($)	Non-qualified Deferred Compensation ($)	All Other Compensation ($)	Totals ($)

Antoine Jarjour	2015	0	0	350,000	0	0	0	0	350,000
President, CEO, CFO	2014	0	0	0	0	0	0	0	0

Roula Jarjour	2015	0	0	75,000	0	0	0	0	75,000
Vice President	2014	0	0	0	0	0	0	0	0

George Jarjour	2015	0	0	250,000	0	0	0	0	250,000
Chief Operating Officer	2014	0	0	0	0	0	0	0	0

No funds were set aside or accrued by the Company during fiscal year  2015 or 2014 to provide pension, retirement or similar benefits for directors or executive officers.

The following table sets forth compensation paid to our directors during the fiscal year ended October 31, 2015.

Director Compensation
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Antoine Jarjour	0	0	0	0	0	0	0
Roula Jarjour	0	0	0	0	0	0	0
George Jarjour	0	0	0	0	0	0	0
Charles Carafoli	0	0	0	0	0	0	0
Father Gregory Ofiesh	0	0	0	0	0	0	0

Option/SAR Grants

There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors other than our 2014 Stock Option Plan. No options have been granted to our officers and directors thereunder.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Compensation of Directors

The members of our board of directors are not compensated for their services as directors. We don't have any employment contracts with our officers or directors.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of May 25, 2016 , the beneficial ownership of the common stock: (i) by each stockholder known by the Company to beneficially own more than 5% of the common stock (ii) by each director of the Company; (iii) by the Company's chief executive officer; and (iv) by all executive officers and directors of the Company as a group. Except as otherwise indicated below, each named beneficial owner has sole voting and investment power with respect to the shares of common stock listed.

	Number of	Percentage of
Name Of Beneficial Ownership	Shares[1]	Ownership

Antoine Jarjour [1][2][3]	94,562,668	22.43%

Roula Jarjour [1][2][3]	44,000,000	10.44%

George Jarjour [1][2]	45,333,332	10.75%

Charles E. Carafoli [1][2][4]	98,670,120	23.41%

Father Gregory Ofiesh [1][2][5]	18,395,440	4.36%

All Officers and Directors as a Group (5 people)	300,961,560	71.39%

[1]	Assuming exercise of all outstanding warrants and options.

[2]	The person named above "promoter" as defined in the Securities Exchange Act of 1934. Mrs. Jarjour and Messrs. Jarjour, Jarjour and Carafoli, and Father Ofiesh are the only "promoters" of our company.

[3]	Antoine Jarjour and Roula Jarjour jointly own 138,562,668 shares of our common stock or 34.87% of the total ownership of our company.

[4]
Charles E. Carafoli's wife owns 1,400,000 shares of our common stock.  These shares are reflected in Mr. Carafoli's beneficial ownership above.  The 1,400,000 shares are not owned jointly held, but held in Mr. Carafoli wife's name.

[5]
Father Ofiesh is a director; his ownership includes 18,395,440 shares of our common stock.  Previous, Father Ofiesh owns warrants-options to purchase shares of our common stock, however, these warrants-options have expired.

There are currently no arrangements known to the Company the operation of which may at a subsequent date result in a change of control of the Company. We know of no voting trusts or similar agreements between or among any of the above individuals.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 1,000,000,000  shares of common stock, par value $0.001 per share. The holders of our common stock:

-	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
-	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
-	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
-	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, assuming we "Put" all 300,000,000  shares of common stock to Premier Venture, holders of the shares put to Premier Venture will own approximately 50.62% of our outstanding shares.

Cash dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock with a par value of $0.001 per share. The terms of the preferred shares are at the discretion of the board of directors. Currently no preferred shares are issued and outstanding.

Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Anti-takeover provisions

There are no Nevada anti-takeover provisions that may have the effect of delaying or preventing a change in control.

Reports

After we complete this offering, we will be required to furnish you with an annual report.  We are currently required to file reports with the SEC pursuant to Section 13 of the Securities Act.  The reports are filed electronically.  The reports we are required to file are Forms 10-K, 10-Q, and 8-K.  You may read copies of any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains an Internet site that will contain copies of the reports we file electronically.  The address for the Internet site is www.sec.gov.

Stock transfer agent

Our stock transfer agent for our securities is Computershare, 350 Indiana Street, Suite 750, Golden, Colorado 80401. Its telephone number is (800) 942-5909 and website is www.computershare.com.

CERTAIN TRANSACTIONS

The Company has multiple related party transactions.  These related party transactions include accrued rent, accrued compensation and officer and shareholder payable.  These accounts are provided for working capital purposes, and are unsecured, non-interest bearing, and have no specific terms of repayment.

During the fourth quarter ended October 31, 2013, we issued 290,000 shares of common stock to Antoine Jarjour, our president, director and 10% shareholder. The shares were issued for $14,500 cash. We also issued 634,000 shares of common stock to Charles Carafoli, a director, for $31,700 cash.

Since November 2008, we rented office space in Everett, Washington from a company owned by Roula and Antoine Jarjour, two of our officers and directors at $2,000 per month. There is no written lease agreement.  The lease will expire on January 2017.

The net balance of these related party transactions on October 31, 2014 was $2,492,190.

For the year ended October 31, 2015, we had an increase in accrued rent of $8,950, an increase in accrued compensation of $338,554, a decrease in officer and shareholder payable of $336,959, and, a decrease in receivables from a related entity of $7,696 since the year ended October 31, 2014.

The net balance of these related party transactions on October 31, 2015 was $2,493,785 .

LITIGATION

On July 30, 2013, a judgment was entered in the Superior Court of the State of California, County of San Diego, Case No. 10-80132 GB captioned Majed Aleesay, plaintiff v. Seen on Screen TV, Inc., a Nevada corporation, defendant in the amount of $21,000 for wages; $9,792 liquidated damages; $1,940 interest; $41,154 additional wages for a total amount of $36,886 as plaintiff's award, plus $253 post hearing interest and $435 filing fees for a total amount of judgment of $37,574 all of which is accruing interest according to the law. As of the date of this registration statement, there is a total amount of $47,260 owning to the plaintiff by the defendant.

EXPERTS

Our financial statements for the years ended October 31, 2015 and 2014 contained in this prospectus have been audited by George Stewart, CPA, 316 17th Avenue South, Seattle, Washington 98144, as set forth in their report included in this prospectus.  Their report is given upon their authority as experts in accounting and auditing.

Through May 5, 2015, Harris & Gillespie CPA's, PLLC (the "Harris & Gillespie Entity") was the independent registered public accounting firm of Seen on Screen TV Inc. (the "Company"). Mr. Michael Gillespie was the audit partner at the Harris & Gillespie Entity responsible for auditing the Company. On May 5, 2015, Mr. Gillespie informed Antoine Jarjour, the Company's chief executive officer and a member of the Company's Board of Directors (the "Board"), that the Harris & Gillespie Entity was in the process being dissolved. On January 15, 2015, Mr. Gillespie formed a new entity called Gillespie & Associates, PLLC (the "Michael Gillespie Entity"). Mr. Thomas J. Harris, formerly a partner at the Harris & Gillespie Entity, is not affiliated in any way with the Michael Gillespie Entity. On May 5, 2015, the Board dismissed the Harris & Gillespie Entity as its independent registered public accounting firm and engaged the Michael Gillespie Entity as the Company's independent registered public accounting firm. Mr. Gillespie is the audit partner at the Michael Gillespie Entity that is responsible for auditing the Company.

The report of the Harris & Gillespie Entity on the audited financial statements of the Company for the fiscal years ended October 31, 2014 and October 31, 2013 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles, except for a going concern qualification on the Company's financial statements for the fiscal years ended October 31, 2014 and October 31, 2013.

During the Company's two most recent fiscal years, the subsequent interim periods thereto, and through May 5, 2015, there were no disagreements (as defined in Item 304 of Regulation S-K) with the Harris & Gillespie Entity on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the Harris & Gillespie Entity, would have caused it to make reference in connection with its opinion to the subject matter of the disagreement. Further, during the Company's two most recent fiscal years, the subsequent interim periods thereto, and through May 5, 2015, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

Since Mr. Gillespie was the audit partner at the Harris & Gillespie Entity responsible for auditing the Company, the Company furnished Mr. Gillespie with a copy of this disclosure on May 5, 2015, providing Mr. Gillespie with the opportunity to furnish the Company with a letter addressed to the Commission stating whether he agrees with the statements made by the Company herein in response to Item 304(a) of Regulation S-K and, if not, stating the respect in which he does not agree.  A copy of Harris & Gillespie CPA's, PLLC's response is filed as Exhibit 16.1 to our report on Form 8-K filed with the Securities and Exchange Commission on May 8, 2015.

During the fiscal years ended October 31, 2014 and October 31, 2013, and the subsequent interim periods through May 5, 2015, neither the Company nor anyone acting on its behalf consulted the Michael Gillespie Entity with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report nor oral advice was provided to the Company that the Michael Gillespie Entity concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issues; or (ii) any matter that was the subject of a disagreement or a reportable event set forth in Item 304(a)(1)(iv) and (v), respectively, of Regulation S-K.

From May 5, 2015 through July 4, 2015, Gillespie & Associates, PLLC, a Washington Professional Limited Liability Company ("Gillespie") was the independent registered public accounting firm of Seen on Screen TV Inc. (the "Company"). On July 4, 2015, Gillespie informed Antoine Jarjour, the Company's chief executive officer and a member of the Company's Board of Directors (the "Board"), that he was withdrawing as our auditor as a result of a conflict of interest in connection with his previous affiliation with Harris & Gillespie, PLLC, our previous auditor.  On July 7, 2015, our board of directors engaged George Stewart, CPA as the Company's independent registered public accounting firm.

None of our previous audit reports, in particular the audit reports for the fiscal years ended October 31, 2014 and October 31, 2013, contained any adverse opinion or disclaimer of opinion, nor were qualified or modified as to uncertainty, audit scope, or accounting principles, except for a going concern qualification on the Company's financial statements for the fiscal years ended October 31, 2014 and October 31, 2013.

During the Company's two most recent fiscal years, the subsequent interim periods thereto, and through July 7, 2015, there were no disagreements (as defined in Item 304 of Regulation S-K) with the Gillespie on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Gillespie would have caused it to make reference in connection with its opinion to the subject matter of the disagreement. Further, during the Company's two most recent fiscal years, the subsequent interim periods thereto, and through July 7, 2015, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

We furnished Mr. Gillespie with a copy of this disclosure on August 20, 2015, providing Gillespie with the opportunity to furnish the Company with a letter addressed to the Commission stating whether he agrees with the statements made by the Company herein in response to Item 304(a) of Regulation S-K and, if not, stating the respect in which he does not agree.  A copy of Gillespie's response is filed as Exhibit 16.1 to our Form 8-K filed with the SEC on August 21, 2015.

During the fiscal years ended October 31, 2014 and October 31, 2013, and the subsequent interim periods through August 20, 2015, neither the Company nor anyone acting on its behalf consulted the George Stewart, CPA with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report nor oral advice was provided to the Company that the Michael Gillespie Entity concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issues; or (ii) any matter that was the subject of a disagreement or a reportable event set forth in Item 304(a)(1)(iv) and (v), respectively, of Regulation S-K.

LEGAL MATTERS

The Law Office of Conrad C. Lysiak, P.S., 601 West First Avenue, Suite 903, Spokane, Washington 99201, telephone (509) 624-1475 has passed on the legality of the securities offered by this prospectus.

FINANCIAL STATEMENTS

Our fiscal year end is October 31. We will provide audited financial statements to our stockholders on an annual basis; the statements will be prepared by a firm of Independent Public Accountants.

Our unaudited financial statements for the period ended January 31, 2016 and our audited financial statements for the years ending October 31, 2015 and October 31, 2014 immediately follow:

SEEN ON SCREEN TV, INC.
Index

Balance Sheets:	42
January 31, 2016 (unaudited) and October 31, 2015 (audited)

Statements of Operations:	43
Three months ended January 31, 2016 and 2015 (unaudited)

Statements of Cash Flows:	44
Three months ended January 31, 2016 and 2015 (unaudited)

Notes to Financial Statements:	45
January 31, 2016

Independent Auditor Report on Financial Statements	50

Balance Sheets:	51
October 31, 2015 and 2014

Statements of Operations:	52
Years ended October 31, 2015 and 2014

Statement of Shareholders' Deficit:	53
October 31, 2015

Statements of Cash Flows:	54
Years ended October 31, 2015 and 2014

Notes to Financial Statements:	55
October 31, 2015 and 2014

Index to Financials

SEEN ON SCREEN TV, INC.
Balance Sheets

	January 31,	October 31,
	2016	2015
	unaudited	audited

ASSETS
Current assets:
Cash	$12,488	$2,027
Inventory	-	-
Related party receivable	-	-
Total current assets	12,488	2,027

Total assets	$12,488	$2,027

LIABILITIES
Current liabilities:
Accrued Rent	$5,200	$8,950
Accounts payable, accrued wages and taxes	253,986	543,812
Judgment - unpaid wages	47,260	47,260
Total current liabilities	306,446	600,022

Long-term liabilities:
Due to related parties:	238,057	-
Accrued compensation	2,493,784	2,493,784
Advanced from Stockholders	146,224	-

Total long term liabilities	2,878,065	2,493,784

Total liabilities	3,1845,11	3,093,806

STOCKHOLDERS' DEFICIT
Common stock, $0.001 par value, 1,000,000,000 authorized, 421,562,748 shares issued and outstanding	421,563	385,904
Preferred stock, authorized: 5,000,000 shares, par value $0.001, no preferred shares outstanding
Capital in excess of par value	35,375,188	35,375,188
Stock subscription	(209,409)	(173,750)
Accumulated deficit	(38,759,365)	(38,679,120)

Total stockholders' deficit	(3,172,023)	(3,091,778)

Total liabilities and stockholders' deficit	$12,488	$2,027

The accompanying notes are an integral part of these statements

Index to Financials

SEEN ON SCREEN TV, INC.
Statements of Operations

	Three months	Three months
	ended	ended
	January 31,	January 31,
	2016	2015
	unaudited	unaudited

Sales	$5,900	$ $ 19,986

Cost of Sales	869	10,287

Gross Profit	5,031	9,699

General and administrative expenses:
Wages, salaries and payroll tax	47,809	109,073
Taxes	-	2,169
Advertising and marketing	11,601	880
Legal and professional	9,267	21,549
Travel and entertainment	6,426	2,771
Rent	2,950	26,536
Other office and miscellaneous	5,522	7,566
Total operating expenses	83,575	170,544
(Loss) from operations	(78,544)	(160,845)

Other income (expense):
Interest (expense)	(1,700)	-
Income/(Loss) before taxes	(80,244)	(160,845)
Provision/(credit) for taxes on income	-	-
Net Income/(loss)	$(80,244)	$(160,845)

Basic earnings/(loss) per common share	$(0.00)	$(0.00)

Weighted average number of shares outstanding	236,815,000	60,103,308

The accompanying notes are an integral part of these statements

Index to Financials

SEEN ON SCREEN TV, INC.
Statements of Cash Flows

	Three months	Three months
	ended	ended
	January 31,	January 31,
	2016	2015
	unaudited	unaudited

Cash flows from operating activities:
Net income (loss)	$(80,244)	$(160,845)

Adjustments to reconcile net (loss) to cash provided (used) by developmental stage activities:

Change in current assets and liabilities:
Accrued Rent	(3,750)	9,992
Accounts payable and accrued expenses	(289,826)	4,437

Net cash flows from operating activities	(373,820)	(146,416)

Cash flows from financing activities:
Advances from stockholders	146,224	-
Bank overdrafts	-	(1,868)
Proceeds from sale of common stock	35,659	-
Stock Subscription	(35,659)	-
Related party transactions	238,057	148,284

Net cash flows from financing activities	384,281	146,416

Net cash flows	10,461	-

Cash and equivalents, beginning of period	2,027	-

Cash and equivalents, end of period	$12,488	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING AND INVESTING:

Stock based compensation	$-	$-
Interest	$(1,700)	$-
Income taxes	$-	$-

The accompanying notes are an integral part of these statements

Index to Financials

SEEN ON SCREEN TV, INC.
NOTES TO FINANCIAL STATEMENTS
January 31, 2016

Note 1 - Summary of Significant Accounting Policies

General Organization and Business

The Company was originally incorporated as "Naxos Resources Ltd." ("Naxos" in British Columbia under the Canada Business Corporation Act on May 23, 1986, with its principal place of business in Vancouver, BC.  On October 15, 2001, the shareholders approved the domiciliation of the Company to the United States.  On January 3, 2002, Industry Canada Issued a Certificate of Discontinuance, formally ending the Company's legal ties to Canada.  On January 9, 2002, the name change to Franklin Lake Resources, Inc. became effective for trading purposes.

The Company was in the business of exploring for precious metals, developing processes for extracting them from the earth and if warranted, developing sites for possible exploration. As of November 2008, the Company has refocused its operations and now operates as a retail store under the name Seen On Screen TV, Inc. and purchases products from companies advertising on TV for direct sales to consumers. The Company trades under the symbol SONT.

In February 2015, the Company closed its retail store and now operates primarily though internet sales and wholesale sales.

Basis of presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America, and pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC") and reflect all adjustments, consisting of normal recurring adjustments, which management believes are necessary to fairly present the financial position, results of operations and cash flows of the Company for the year ended October 31, 2015 and the 3 months (quarter) ended January 31, 2016.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company maintains a cash balance in a non-interest-bearing account that currently does not exceed federally insured limits. For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. There were no cash equivalents as of October 31, 2015 and January 31, 2016.

Inventory

Inventory is recorded at the lower of cost or market value and is computed on a first-in first-out basis. Management determined that the net realizable value of inventory as of 10-31-2015 and 01-31-16 is zero.

Revenue Recognition

Revenue from the sale of goods is recognized when the following conditions are satisfied:

•	The Company has transferred to the buyer the significant risks and rewards of ownership of the goods;
•	The Company retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold;
•	The amount of revenue can be measured reliably;
•	It is probable that the economic benefits associated with the transaction will flow to the entity; and
•	The costs incurred or to be incurred in respect of the transaction can be measured reliably.

Index to Financials

SEEN ON SCREEN TV, INC.
NOTES TO FINANCIAL STATEMENTS
January 31, 2016

Fair value of financial instruments and derivative financial instruments

The Company's financial instruments include cash, accounts payable, and notes payable. All instruments are accounted for on a historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value at October 31, 2015 and January 31, 2016. The Company did not engage in any transaction involving derivative instruments.

Federal income taxes

The Company accounts for its income taxes in accordance with Income Taxes Topic of the FASB ASC 740, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit, carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

Management has evaluated the tax positions taken on the Company's tax returns and concluded that the Company has taken no uncertain tax positions that require adjustment to the financial statements. The Company's income tax filings are subject to audit by various taxing authorities. The Company's tax returns are generally open to audit for the previous three years.

Net Loss Per Share of Common Stock

Net loss per share is provided in accordance with FASB ASC 260-10, "Earnings per Share". Basic net loss per common share ("EPS") is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share is computed by dividing net income by the weighted average shares outstanding, assuming all dilutive potential common shares were issued, unless doing so is anti-dilutive.

Common Stock Registration Expenses

The Company considers incremental costs and expenses related to the registration of equity securities with the SEC, whether by contractual arrangement as of a certain date or by demand, to be unrelated to original issuance transactions.  As such, subsequent registration costs and expenses are reflected in the accompanying financial statements as general and administrative expenses, and are expensed as incurred.

Advertising

The Company expenses all costs of advertising as incurred.  The advertising costs included in general and administrative expenses for the year ended October 31, 2015 advertising was $10,202. Advertising for the 3 months ended January 31, 2016 was $11,601.

Recently Issued Accounting Pronouncements

For the period ended October 31, 2015 and January 31, 2016, the Company does not expect any of the recently issued accounting pronouncements to have a material impact on its financial condition or results of operations.

Reclassifications

Certain reclassifications have been made to the financial statements for consistency of presentation.

Stock Base Compensation;

The Company recognizes stock-based compensation in accordance with ASC Topic 718 "Stock Compensation", which required the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock option purchases related to an Employee Stock Purchase Plan based on the estimated fair values.

Index to Financials

SEEN ON SCREEN TV, INC.
NOTES TO FINANCIAL STATEMENTS
January 31, 2016

For non-employee stock-based compensation, we have adopted ASC Topic 505 "Equity-Based Payments to Non-Employees", which requires stock-based compensation related to non-employee to be accounted for based on the fair market value of the related stock or options or fair value of the services on the grant date, whichever is more readily determinable in accordance with ASC Topic 718.

Development Stage Company;

The Company has elected to adopt application of Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements; it no longer presents or discloses inception-to-date information and other disclosure requirements of Topic 915.

Note 2 - Uncertainty, going concern

The Company's financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs to allow it to continue as a going concern. As of October 31, 2015, the Company had an accumulated deficit of $38,679,120 and unpaid payroll tax liabilities of $156,470.  The net loss for the 3 months ended January 31, 2016 was $80,244. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. The Company is contemplating conducting an offering of its debt or equity securities to obtain additional operating capital. The Company is dependent upon its ability, and will continue to attempt, to secure equity and/or debt financing. There are no assurances that the Company will be successful and without sufficient financing it would be unlikely for the Company to continue as a going concern.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

Note 3 - Related Party Transactions

The Company has multiple related party transactions.  These related party transactions include accrued rent, accrued compensation and officer and shareholder payable.  These accounts are provided for working capital purposes, and are unsecured, non-interest bearing, and have no specific terms of repayment.

For the year ended October 31, 2015, the Company has increased the balance of accrued rent by $8,950, increased accrued compensation by $338,554, decreased officer and shareholder payable by $27,844 and decreased receivables from related entity by $7,696 since the year ended October 31, 2014.

The Company issued 27,500,000 shares to related party transactions for valued at $825,000 for the year ended October 31, 2015.

The Net balance of Related Party transactions on October 31, 2015 was $2,802,900.

For the year ended 10-31-2015, Shareholders withdrew approximately $59,000 from the cash balance and charged Shareholders draws incorrectly. This $59,000 was adjusted in the 10-31-2015 financial statements to Wage Expense. Related payroll taxes of approximately $6,000 are not recorded in the financial statements but are due and payable as short term liabilities.

Index to Financials

SEEN ON SCREEN TV, INC.
NOTES TO FINANCIAL STATEMENTS
January 31, 2016

Note 4 – Judgment for Unpaid Wages

In July 2013, the employee filed a claim with the State of California for unpaid wages.  The State of California has placed a judgment against the Company for $37,574.  The Company has presently recorded the amount they believe is owed to this former employee and is disputing the amount with State of California.  During the year ended October 31, 2014 the State of California has increased the balance by $4,843 for additional interest and penalties.  The balance of this note at October 31, 2015 was $47,260.

Note 5 – Common Stock

The beginning balance of the shares outstanding at November 1, 2013 was 47,076,523.

On January 10, 2014, the Company received $101,714 cash in exchange for 2,034,280 shares of common stock.  The price per share was $0.05.

On January 10, 2014, the Company issued 7,700,000 shares of stock for services performed.  The Company recognized a stock based compensation expense of $385,000.  The price per share was $0.05.

On January 31, 2014, the Company received $12,250 cash in exchange for 245,005 share of common stock.  The price per share was $0.05.

On April 30, 2014, the Company received $74,250 in exchange for 1,485,000 shares of common stock.  The price per share was $0.05.

On October 13, 2014, the Company issued 1,562,500 share of stock to Premier Venture Partner.  The Company has not received these funds and recorded this transaction as a stock subscription.  Premier Venture Partner paid $10,000 for filing the S-1. The Company expects full payment of the remaining balance once the S-1 is filed.

The number of common stock shares outstanding at April 30, 2015 was 60,103,308.

The number of common stock shares outstanding at July 31, 2015 was 60,103,308.

On August 2015, the Company issued 27,500,000 shares for services to related party valued at $825,000. The company also issued 7,372,650 shares to cancel debt valued at $221,179.50.

On September 2015, the Company issued 1,500,000 shares for FMW Media Works Corp. This issuance has increased the stock subscription receivable from $93,750 on October 31, 2014 to $173,750 on October 31, 2015.

On September 22, 2015, the Company completed a stock dividend of 3 additional shares of common stock for each 1 (4.1) share of common stock outstanding.  The number of outstanding shares after the stock dividend is 385,903,832 shares. The par value is $0.001 per share and unchanged.

As of August 27, 2015, the company filed a certificate of amendment increasing the company's authorized common shares from 195,000,000 to 1,000,000,000 common shares.

The Company issued 2,325,581 shares for Premier Venture Partners, LLC pursuant to Conversion dated November 4, 2015 of the Notes payable. The conversion price was $0.00215.

In January 2016, the Company has entered into agreement with Tony Reynolds to provide advisory services to the company as a consultant. Also, the Company entered into an agreement with A Kick-In Crowd for the exclusive license to Buster's Backyard Bar-B-Q. The company issued 8.3 million shares for Tony Reynolds and 15 million shares for A Kick-in Crowd.

The company issued 4 million shares to VoiceFlix for social marketing and 6 million shares to StockVest for marketing.

Index to Financials

SEEN ON SCREEN TV, INC.
NOTES TO FINANCIAL STATEMENTS
January 31, 2016

Note 6 – Stock Option Plan

On July 31, 2014, the Company initiated a stock option plan for its employees, directors and officers.  The plan has allocated 15,000,000 shares that can be granted up to 10 years.  The option price will be determined by the Board of Directors but will not be less than the fair market value of stock on that specific date.  The grant period will not exceed 10 years.  Since inception, the Company has not issued any stock options.

Note 7 – Payroll Liabilities

As of October 31, 2015 the Company had incurred unpaid payroll liabilities.  The Company has unpaid federal and state payroll taxes of $156,470.  The Company is currently working with the State and Federal Government in setting up payment plans.  The balance of these liabilities was in excess of $160,000 on January 31, 2016.  As of October 31, 2015, The Company has signed an installment agreement with Department of Treasury- Internal Revenue Service and Department of Labor and Industry, to repay the amount owed.

Note 8 – Subsequent Events

Management has evaluated events occurring between October 31, 2015 and April 22, 2016 the date that the financial statements were available to be issued, and has recognized in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at May 9, 2016, including the estimates inherent in the processing of the financial statements.

In an agreement dated October 30, 2015 the Company issued 4,000,000 shares for VoiceFlix, Inc and 6,000,000 shares for StockVest.  StockVest paid $6,000 and will provide marketing services between November 5, 2015 and February 5, 2016.

The Company also issued 2,325,581 shares for Premier Venture Partners, LLC pursuant to Conversion dated November 4, 2015 of the Notes payable. The conversion price was $0.00215.

In January 2016, the Company has entered into agreement with Tony Reynolds to provide advisory services to the company as a consultant. The Company also entered into an agreement with A Kick-In Crowd for the exclusive license to Buster's Backyard Bar-B-Q. The company has issued 8.3 million shares for Tony Reynolds and 15 million shares for A Kick-in Crowd.

Between November 1, 2015 and February 29, 2016, the company had shareholder withdrawals, a related party transaction, in the amount of $22,701.  This amount was adjusted to shareholder wage expense in the fiscal year 2016.

Index to Financials

GEORGE STEWART, CPA
316 17TH AVENUE SOUTH
SEATTLE, WASHINGTON 98144
(206) 328-8554  FAX(206) 328-0383

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Seen On Screen TV, Inc.

I have audited the accompanying balance sheets of Seen On Screen TV, Inc. as of October 31, 2015 and 2014, and the related statements of operations, stockholders' deficit and cash flows for each of the two-year period ended October 31, 2015 and 2014.  Seen On Screen TV, Inc.'s management is responsible for these financial statements.  My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The company is not required to have, nor was I engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting.  Accordingly, I express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Seen On Screen TV, Inc., as of October 31, 2015 and 2014, and the results of its operations and its cash flows for each of the years in the two-year period ended October 31, 2015 and 2014 in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note #2 to the financial statements, the Company has had limited operations, has limited revenues, a working capital deficiency and its need for new capital raise substantial doubt about its ability to continue as a going concern.  Management's plan in regard to these matters is also described in Note #2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ GEORGE STEWART

Seattle, Washington
March 16, 2016

Index to Financials

SEEN ON SCREEN TV, INC.
Balance Sheets

	October 31,	October 31,
	2015	2014
	audited	audited
ASSETS
Current assets:
Cash	$2,027	$-
Inventory	-	197,377
Related party receivable	-	7,696
Security deposit	-	2,515
Total current assets	2,027	207,588

Total assets	$2,027	$207,588

LIABILITIES
Current liabilities:
Bank overdrafts	$-	$3,074
Accounts payable, accrued wages and taxes	543,812	202,502
Accrued Rent	8,950
Judgment - unpaid wages	47,260	42,417
Total current liabilities	600,022	247,993

Long-term liabilities:
Due to related parties:
Accrued compensation	2,493,784	2,155,231
Officer and shareholder payable	-	336,959

Total long term liabilities	2,493,784	2,492,190

Total liabilities	3,093,806	2,740,183

STOCKHOLDERS' DEFICIT
Common stock, $0.001 par value, 1,000,000,000 authorized, 385,903,832 and 60,103,308 shares issued and outstanding as October 31, 2015 and 2014 respectively	385,904	60,103
Preferred stock, authorized: 5,000,000 shares, par value $0.001, no preferred shares outstanding
Capital in excess of par value	35,375,188	34,564,809
Stock subscription	(173,750)	(93,750)
Accumulated deficit	(38,679,120)	(37,063,757)
Total stockholders' deficit	(3,091,778)	(2,532,595)
Total liabilities and stockholders' deficit	$2,027	$207,588

On September 22, 2015, the Company effectuated a 4:1 stock dividend.  Shares at October 31, 2015 have been retroactively restated and par value has remained unchanged.

The accompanying notes are an integral part of these statements.

Index to Financials

SEEN ON SCREEN TV, INC.
Statements of Operations
audited

	Twelve months	Twelve months
	ended	ended
	October 31,	October 31,
	2015	2014
	audited	audited

Sales	$30,554	$93,093

Cost of Sales	27,819	50,935

Gross Profit	2,735	42,158

General and administrative expenses:
Wages and salaries	414,161	446,790
Taxes	7,091	43,441
Stock based compensation	825,000	385,000
Advertising and marketing	10,202	3,031
Legal and professional	83,555	82,699
Travel and entertainment	9,886	5,320
Bank charges	-
Rent	62,617	97,885
Other office and miscellaneous	13,710	31,126
Total operating expenses	1,426,222	1,095,292
(Loss) from operations	(1,423,487)	(1,053,134)

Other income (expense):
Interest (expense)	(6,537)	(5,306)
Inventory Obsolescence and Bad Debt Expense	(185,338)	-
Income/(Loss) before taxes	(1,615,362)	(1,058,440)
Provision/(credit) for taxes on income	-	-
Net Income/(loss)	$(1,615,362)	$(1,058,440)

Basic earnings/(loss) per common share	$(0.02)	$(0.02)

Weighted average number of shares outstanding	99,009,660	55,926,193

On September 22, 2015, the Company effectuated a 4:1 stock dividend.  Shares at October 31, 2015 have been retroactively restated and par value has remained unchanged.

The accompanying notes are an integral part of these statements.

Index to Financials

SEEN ON SCREEN TV, INC.
Statement of Cash Flow

	Twelve months	Twelve months
	ended	ended
	October 31,	October 31,
	2015	2014
	audited	audited
Cash flows from operating activities:
Net income (loss)	$(1,615,362)	$(1,058,440)
Adjustments to reconcile net (loss) to cash provided (used) by developmental stage activities:
Change in current assets and liabilities:
Deposits	2,515
Inventory	197,377	(2,418)
Loan to The GNS Group Inc.	7,696
Employee advances		5,921
Accounts payable and accrued expenses	37,192	95,691
Stock based compensation	825,000	385,000
Net cash flows from operating activities	(545,583)	(574,246)

Cash flows from investing activities:
Net cash flows from investing activities	-	-

Cash flows from financing activities:
Bank overdrafts and Other	(5,672)	(36,603)
Proceeds from sale of common stock	311,180	188,214
Stock subscription	(80,000)	-
Related party transaction	317,259	417,792
Judgment - unpaid wages	4,843	4,843
Net cash flows from financing activities	547,610	574,246
Net cash flows	2,027	(0)

Cash and equivalents, beginning of period	-	-
Cash and equivalents, end of period	$2,027	$(0)

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING AND INVESTING:
Stock based compensation	$825,000	$385,000
Interest	$-	$(497)
Income taxes	$-	$-

On September 22, 2015, the Company effectuated a 4:1 stock dividend.  Shares at October 31, 2015 have been retroactively restated and par value has remained unchanged.

The accompanying notes are an integral part of these statements.

Index to Financials

SEEN ON SCREEN TV, INC.
Statement of Stockholders' Deficit

	Common Stock		Additional	Stock	Retained
	Shares	Amount	Paid in capital	Subscription	Deficit	Total

Balance - October 31, 2009	26,884,000	$26,884	$32,916,040	$-	$(33,372,354)	$(429,430.00)

Shares Issued	3,758,000	3,758	209,242			213,000
Net (loss)					(317,682)	(317,682)
			-
Balance - October 31, 2010	30,642,000	30,642	33,125,282	0	(33,690,036)	(534,112)

Shares Issued	3,624,523	3,625	244,867			248,492
Net (loss)					(977,543)	(977,543)

Balance - October 31, 2011	34,266,523	34,267	33,370,149	-	(34,667,579)	(1,263,163)

Shares Issued	4,610,000	4,610	94,422			99,032
Stock subscription				254,600		254,600
Net (loss)					(685,351)	(685,351)

Balance - October 31, 2012	38,876,523	38,877	33,464,571	254,600	(35,352,930)	(1,594,882)

Shares Issued	8,200,000	8,200	446,300			454,500
Stock subscription				(254,600)		(254,600)
Net (loss)					(652,387)	(652,387)

Balance - October 31, 2013	47,076,523	47,077	33,910,871	-	(36,005,317)	(2,047,369)

Shares issued for cash	3,764,285	3,764	184,450			188,214
Shares issued for services	7,700,000	7,700	377,300			385,000
Stock subscription	1,562,500	1,562	92,188	(93,750)		0
Net (loss)					$(1,058,440)	$(1,058,440)

Balance - October 31, 2014	60,103,308	$60,103	$34,564,809	$(93,750)	$(37,063,757)	$(2,532,595)

Shares issued for Debt cancellation	7,372,650	7,373	213,807			221,180
Shares issued for services	27,500,000	27,500	797,500			825,000
Stock subscription	1,500,000	1,500	88,500	(80,000)		10,000
Net (loss)					(1,615,362)	(1,615,362)

Balance - before stock dividend	96,475,958	$96,476	$35,664,616	$(173,750)	$(38,679,120)	$(3,091,778)

Stock dividend as of September 22, 2015	289,427,874	289,428	(289,428)

Balance - October 31, 2015	385,903,832	$385,904	$35,375,188	$(173,750)	$(38,679,120)	$(3,091,778)

On September 22, 2015, the Company effectuated a 4:1 stock dividend.  Shares at October 31, 2015 have been retroactively restated and par value has remained unchanged.

The accompanying notes are an integral part of these statements.

Index to Financials

SEEN ON SCREEN TV, INC.
NOTES TO FINANCIAL STATEMENTS
October 31, 2015

Note 1 - Summary of Significant Accounting Policies

General Organization and Business

The Company was originally incorporated as "Naxos Resources Ltd." ("Naxos" in British Columbia under the Canada Business Corporation Act on May 23, 1986, with its principal place of business in Vancouver, BC.  On October 15, 2001, the shareholders approved the domiciliation of the Company to the United States.  On January 3, 2002, Industry Canada Issued a Certificate of Discontinuance, formally ending the Company's legal ties to Canada.  On January 9, 2002, the name change to Franklin Lake Resources, Inc. became effective for trading purposes.

The Company was in the business of exploring for precious metals, developing processes for extracting them from the earth and if warranted, developing sites for possible exploration. As of November 2008, the Company has refocused its operations and now operates as a retail store under the name Seen On Screen TV, Inc. and purchases products from companies advertising on TV for direct sales to consumers. The Company trades under the symbol SONT.

In February 2015, the Company closed its retail store and now operates primarily though internet sales and wholesale sales.

Basis of presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America, and pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC") and reflect all adjustments, consisting of normal recurring adjustments, which management believes are necessary to fairly present the financial position, results of operations and cash flows of the Company for the years ended October 31, 2015 and October 31, 2014.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company maintains a cash balance in a non-interest-bearing account that currently does not exceed federally insured limits. For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. There were no cash equivalents as of October 31, 2015 and 2014.

Inventory

Inventory is recorded at the lower of cost or market value and is computed on a first-in first-out basis. Management determined that the net realizable value of inventory as of 10-31-2016 is zero. Consequently, for the period ending October 31, 2015, the Company's management decided to write off the entire inventory Balance of $197,377.

Revenue Recognition

Revenue from the sale of goods is recognized when the following conditions are satisfied:

•	The Company has transferred to the buyer the significant risks and rewards of ownership of the goods;
•	The Company retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold;
•	The amount of revenue can be measured reliably;
•	It is probable that the economic benefits associated with the transaction will flow to the entity; and

The costs incurred or to be incurred in respect of the transaction can be measured reliably.

Index to Financials

SEEN ON SCREEN TV, INC.
NOTES TO FINANCIAL STATEMENTS
October 31, 2015

Fair value of financial instruments and derivative financial instruments

The Company's financial instruments include cash, accounts payable, and notes payable. All instruments are accounted for on a historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value at October 31, 2015 and October 31, 2014. The Company did not engage in any transaction involving derivative instruments.

Federal income taxes

The Company accounts for its income taxes in accordance with Income Taxes Topic of the FASB ASC 740, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

Management has evaluated the tax positions taken on the Company's tax returns and concluded that the Company has taken no uncertain tax positions that require adjustment to the financial statements. The Company's income tax filings are subject to audit by various taxing authorities. The Company's tax returns are generally open to audit for the previous three years.

Net Loss Per Share of Common Stock

Net loss per share is provided in accordance with FASB ASC 260-10, "Earnings per Share". Basic net loss per common share ("EPS") is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share is computed by dividing net income by the weighted average shares outstanding, assuming all dilutive potential common shares were issued, unless doing so is anti-dilutive.

Common Stock Registration Expenses

The Company considers incremental costs and expenses related to the registration of equity securities with the SEC, whether by contractual arrangement as of a certain date or by demand, to be unrelated to original issuance transactions.  As such, subsequent registration costs and expenses are reflected in the accompanying financial statements as general and administrative expenses, and are expensed as incurred.

Advertising:

The Company expenses all costs of advertising as incurred.  The advertising costs included in general and administrative expenses for the year ended October 31, 2015 and 2014 were $10,202 and $3,031 respectively.

Recently Issued Accounting Pronouncements:

For the period ended October 31, 2015 and October 31, 2014, the Company does not expect any of the recently issued accounting pronouncements to have a material impact on its financial condition or results of operations.

Stock Base Compensation;

The Company recognizes stock-based compensation in accordance with ASC Topic 718 "Stock Compensation", which required the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock option purchases related to an Employee Stock Purchase Plan based on the estimated fair values.

For non-employee stock-based compensation, we have adopted ASC Topic 505 "Equity-Based Payments to Non-Employees", which requires stock-based compensation related to non-employee to be accounted for based on the fair market value of the related stock or options or fair value of the services on the grant date, whichever is more readily determinable in accordance with ASC Topic 718.

Index to Financials

SEEN ON SCREEN TV, INC.
NOTES TO FINANCIAL STATEMENTS
October 31, 2015

Development Stage Company;

The Company has elected to adopt application of Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements; it no longer presents or discloses inception-to-date information and other disclosure requirements of Topic 915.

Note 2 - Uncertainty, going concern:

The Company's financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs to allow it to continue as a going concern. As of October 31, 2015, the Company had an accumulated deficit of $38,679,120 and unpaid payroll tax liabilities of $156,470.  The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. The Company is contemplating conducting an offering of its debt or equity securities to obtain additional operating capital. The Company is dependent upon its ability, and will continue to attempt, to secure equity and/or debt financing. There are no assurances that the Company will be successful and without sufficient financing it would be unlikely for the Company to continue as a going concern.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

Note 3 - Related Party Transactions

The Company has multiple related party transactions.  These related party transactions include accrued rent, accrued compensation and officer and shareholder payable.  These accounts are provided for working capital purposes, and are unsecured, non-interest bearing, and have no specific terms of repayment.

The net balance of these related party transactions on October 31, 2014 was $2,492,190.

For the year ended October 31, 2015, the Company has increased the balance of accrued rent by $8,950, increased accrued compensation by $338,554, decreased officer and shareholder payable by $27,844 and decreased receivables from related entity by $7,696 since the year ended October 31, 2014

The Company issued 27,500,000 shares to related party transactions for valued at $825,000 for the year ended October 31, 2015.

The Net balance of Related Party transactions on October 31, 2015 was $2,802,900.

For the year ended 10-31-2015, Shareholders withdrew approximately $59,000 from the cash balance and charged Shareholders draws incorrectly. This $59,000 was adjusted in the 10-31-2015 financial statements to Wage Expense. Related payroll taxes of approximately $6,000 are not recorded in the financial statements but are due and payable as short term liabilities.

On January 13, 2016, the Company made an agreement for issuance of stock for 4,000,000 shares to an investor (share price $0.005) for consideration of $20,000.  The money was received but the stock has not been issued as of March 16, 2016.

Note 4 – Judgment for Unpaid Wages:

In July 2013, the employee filed a claim with the State of California for unpaid wages.  The State of California has placed a judgment against the Company for $37,574.  The Company has presently recorded the amount they believe is owed to this former employee and is disputing the amount with State of California.  During the year ended October 31, 2014 the State of California has increased the balance by $4,843 for additional interest and penalties.  The balance of this note at October 31, 2015 was $47,260 and October 31, 2014 was $42,417.

Index to Financials

SEEN ON SCREEN TV, INC.
NOTES TO FINANCIAL STATEMENTS
October 31, 2015

Note 5 - Common Stock

The beginning balance of the shares outstanding at November 1, 2013 was 47,076,523.

On January 10, 2014, the Company received $101,714 cash in exchange for 2,034,280 shares of common stock.  The price per share was $0.05.

On January 10, 2014, the Company issued 7,700,000 shares of stock for services performed.  The Company recognized a stock based compensation expense of $385,000.  The price per share was $0.05.

On January 31, 2014, the Company received $12,250 cash in exchange for 245,005 share of common stock.  The price per share was $0.05.

On April 30, 2014, the Company received $74,250 in exchange for 1,485,000 shares of common stock.  The price per share was $0.05.

On October 13, 2014, the Company issued 1,562,500 share of stock to Premier Venture Partner.  The Company has not received these funds and recorded this transaction as a stock subscription.  Premier Venture Partner paid $10,000 for filing the S1. The Company expects full payment of the remaining balance once the S-1 is filed.

The number of common stock shares outstanding at April 30, 2015 was 60,103,308.

The number of common stock shares outstanding at July 31, 2015 was 60,103,308.

On August 2015, the Company issued 27,500,000 shares for services to related party valued at $825,000. The company also issued 7,372,650 shares to cancel debt valued at $221,179.50.

On September 2015, the Company issued 1,500,000 shares for FMW Media Works Corp. This issuance has increased the stock subscription receivable from $93,750 on October 31. 2014 to $173,750 on October 31, 2015.

On September 22, 2015, the Company completed a stock dividend of 3 additional shares of common stock for each 1 share of common stock outstanding.  The number of outstanding shares after the stock dividend is 385,903,832 shares. The par value is $0.001 per share and unchanged.

As of August 27, 2015, the company filed a certificate of amendment increasing the company's authorized common shares from 195,000,000 to 1,000,000,000 common shares.

Note 6 – Stock Option Plan

On July 31, 2014, the Company initiated a stock option plan for its employees, directors and officers.  The plan has allocated 15,000,000 shares that can be granted up to 10 years.  The option price will be determined by the Board of Directors but will not be less than the fair market value of stock on that specific date.  The grant period will not exceed 10 years.  Since inception, the Company has not issued any stock options.

Note 7 – Payroll Liabilities

As of October 31, 2015 the Company had incurred unpaid payroll liabilities.  The Company has unpaid federal and state payroll taxes of $156,470.  The Company is currently working with the State and Federal Government in setting up payment plans.  The balance of these liabilities was $145,552 on October 31, 2014.  As of October 31, 2015, The Company has signed an installment agreement with Department of Treasury- Internal Revenue Service and Department of Labor and Industry, to repay the amount owed.

Index to Financials

SEEN ON SCREEN TV, INC.
NOTES TO FINANCIAL STATEMENTS
October 31, 2015

Note 8 – Subsequent Events

Management has evaluated events occurring between November 1, 2015 and March 16, 2016, the date that the  financial statements were available to be issued, and has recognized in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at March 16, 2016, including the estimates inherent in the processing of the financial statements.

In November 2015 the Company issued 4,000,000 shares for VoiceFlix, Inc and 6,000,000 shares for StockVest.

The Company also issued 2,325,581 shares for Premier Venture Partners, LLC.

In January 2016, the Company has entered into agreement with Tony Reynolds to provide advisory services to the company as a consultant. The Company also entered into an agreement with A Kick-In Crowd for the exclusive license to Buster's Backyard Bar-B-Q. The company has issued 8.3 million shares for Tony Reynolds and 15 million shares for A Kick-in Crowd.

Between November 1, 2015 and February 29, 2016, the company had shareholder withdrawals, a related party transaction, in the amount of $22,701.  This amount will be adjusted to shareholder wage expense in the fiscal year 2016.

On January 13, 2016, the Company made an agreement for issuance of stock for 4,000,000 shares to an investor (share price $0.005) for consideration of $20,000.  The money was received but the stock has not been issued as of March 16, 2016.

On March 15, 2016, the Company made an agreement for issuance of stock for 800,000 shares to an investor (share price $0.01) for consideration of $8,000.  The money was received but the stock has not been issued as of March 16, 2016.  Also, the same investor paid $13,000 for 2,600,000 shares.  The stock has not been issued as of March 16, 2016.

On March 15, 2016, the Company made an agreement for issuance of stock for 700,000 shares at a share price of $0.01 for consideration of $7,000.  The money was received but stock has not been issued as of March 16, 2016.

Until _______________________, 2016, ninety days after the date of this prospectus, all dealers effecting transactions in our registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

SEC registration fee	$253.76
Accounting/administrative fees and expenses	20,000.00
Blue Sky fees/expenses	3,000.00
Legal fees/expenses	25,000.00
Transfer Agent fees	1,746.24
TOTAL	$50,000.00

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1.                  Article 4 of the Articles of Incorporation of the Company.
2.                  Article XI of the Bylaws of the Company.
3.                  Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.

Since November 2008, the Company has rented office space in Everett, Washington from a company owned by stockholders Roula and Antoine Jarjour at $2,000 per month. There is no formal lease at this time. However the Company has renewed its lease with the Jarjour Family.  The new lease will expires on January 2017.

On January 10, 2010, we rescinded the asset purchase agreement we entered on October 6, 2008, as amended. Mr. and Mrs. Jarjour returned the 17,000,000 shares of common stock they received as consideration for the transaction. The transaction was rescinded as a result an inability to obtain an unqualified audit opinion after the conclusion of the transaction.

On April 6, 2010, we entered into a Stock Purchase Agreement and Plan of Reorganization with Antoine Jarjour and Roula Jarjour, husband and wife, wherein we agreed to acquire all of the ownership units of Seen on Screen TV LLC, a Washington Limited Liability Corporation, in exchange for 17,000,000 restricted shares of common stock. The effective date of the Agreement was November 1, 2008.

During the fourth quarter ended October 31, 2013, we issued 290,000 shares of common stock to Antoine Jarjour, our president, director and 10% shareholder.  The shares were issued for $14,500 cash.  We also issued 634,000 shares of common stock to Charles Carafoli, a director, for $31,700 cash.

                   On August 20, 2015, we issued 6,666,667 restricted shares of common stock to Antoine Jarjour, our president, in consideration of services valued at $200,000.  The shares were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended.  Mr. Jarjour was furnished the same information that could have been contained in Part I of a Form S-1 registration statement and Mr. Jarjour is a sophisticated investor.

On August 20, 2015, we issued 2,500,000 restricted shares of common stock to Roula Jarjour, our vice-president, in consideration of services valued at $75,000.  The shares were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended.  Ms. Jarjour was furnished the same information that could have been contained in Part I of a Form S-1 registration statement and Ms. Jarjour is a sophisticated investor.

On August 20, 2015, we issued 3,333,333 restricted shares of common stock to George Jarjour, our chief operating officer, in consideration of services valued at $100,000.  The shares were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended.  Mr. Jarjour was furnished the same information that could have been contained in Part I of a Form S-1 registration statement and Mr. Jarjour is a sophisticated investor.

On August 20, 2015, we issued 7,372,650 restricted shares of common stock to Charles E. Carafoli, a member of our board of directors, in consideration of services valued at $221,179.50.  The shares were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended.  Mr. Carafoli was furnished the same information that could have been contained in Part I of a Form S-1 registration statement and Mr. Carafoli is a sophisticated investor.

On August 20, 2015, we issued 5,000,000 restricted shares of common stock to Charles E. Carafoli, a member of our board of directors, in consideration of services valued at $150,000.  The shares were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended.  Mr. Carafoli was furnished the same information that could have been contained in Part I of a Form S-1 registration statement and Mr. Carafoli is a sophisticated investor.

On August 21, 2015, we issued 5,000,000 restricted shares of common stock to Antoine Jarjour, our president, in consideration of services valued at $150,000.  The shares were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended.  Mr. Jarjour was furnished the same information that could have been contained in Part I of a Form S-1 registration statement and Mr. Jarjour is a sophisticated investor.

On August 21, 2015, we issued 5,000,000 restricted shares of common stock to George Jarjour, our chief operating officer, in consideration of services valued at $150,000.  The shares were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended.  Mr. Jarjour was furnished the same information that could have been contained in Part I of a Form S-1 registration statement and Mr. Jarjour is a sophisticated investor.

On September 10, 2015, we issued 1,500,000 restricted shares of our common stock to FMW Media Works Corp. ("FMW") as partial consideration under the terms of an agreement we entered into with FMW on July 15, 2015.  Under the terms of said agreement, FMW will provide consulting to create band awareness, advertising, and promotion for SONT.

On November 1, 2015, we issued 4,000,000 restricted shares of common stock to VoiceFlix, Inc. in consideration of social and marketing services.

On November 1, 2015, we issued 6,000,000 restricted shares of common stock to StockVest in consideration of $6,000.00 and marketing services to be furnished between November 5, 2015 and February 5, 2016.

On November 4, 2015, we issued 2,325,581 shares of our common stock to Premier Venture Partners, LLC pursuant to the conversion of certain debt to equity.  The conversion price was one share of common stock for each $0.00215 of debt.

In January 2016, we issued 8,300,000 restricted shares of common stock to Tony Reynolds for advisory services to be provided to us in Mr. Reynolds capacity as a consultant.

In January 2016, we issued 15,000,000 restricted shares of common stock to A Kick-in Crowd for an exclusive license to Buster's Backyard Bar-B-Q.

The foregoing shares issuances were made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended, in that the said share issuance did not involve a public offering .

ITEM 16.	EXHIBITS.

		Incorporated by reference			Filed
Exhibit	Document Description	Form	Date	Number	herewith

3.1	Articles of Incorporation	10-KSB	2/04/02	3.1

3.2	Bylaws	10-KSB	2/04/02	3.2

3.3	Articles of Domestication	10-KSB	2/04/02	3.3

3.4	Amended Articles of Incorporation	10-K	03/22/16	3.1

5.1	Opinion of The Law Office of Conrad C. Lysiak, P.S.				X

10.1	Asset Purchase Agreement	10-K	8/31/11	10.1

10.2	Rescission Agreement	10-K	8/31/11	10.2

10.3	Master License Agreement	10-Q	2/20/14	10.1

10.4	Funding Term Sheet with AGS Capital Group, LLC dated June 7, 2013	10-K	5/23/14	10.4

10.5	2014 Stock Option Plan	S-8	8/05/14	10.1

10.6	Investor Relations Agreement with Equisolve LLC	8-K	12/19/14	10.1

10.7	Memorandum of Understanding and Agreement	8-K	1/29/16	10.1

10.8	License Agreement	8-K	1/29/16	10.2

10.9	Consulting Agreement with VoiceFlix, Inc. dated October 26, 2015	10-K	03/28/16	10.1

10.10	Letter Agreement with StockVest dated October 30, 2015	10-K	03/28/16	10.2

10.11	Consulting Agreement with VoiceFlix, Inc. dated February 16, 2016	10-K	03/28/16	10.3

10.12	Consulting Agreement with FMW Media Works Corp dated July 21, 2015	10-K	03/28/16	10.4

14.1	Code of Ethics	10-K	8/31/11	14.1

16.1	Letter from Harris & Gillespie CPA's, PLLC	8-K	5/08/15	16.1

16.2	Letter from Gillespie & Associates, PLLC	8-K	8/21/15	16.1

23.1	Consent of George Stewart, CPA				X

23.2	Consent of The Law Office of Conrad C. Lysiak, P.S.				X

99.1	Audit Committee Charter	10-K	8/31/11	99.1

99.2	Disclosure Committee Charter	10-K	8/31/11	99.2

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension – Schema

101.CAL	XBRL Taxonomy Extension – Calculations

101.DEF	XBRL Taxonomy Extension – Definitions

101.LAB	XBRL Taxonomy Extension – Labels

101.PRE	XBRL Taxonomy Extension – Presentation

ITEM 17.	UNDERTAKINGS.

A.            The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(a)	include any prospectus required by Section 10(a)(3) of the Securities Act;
(b)	reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
(c)	include any additional or changed material information with respect to the plan of distribution.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(5)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

(6)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	For the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(8)	For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 of this chapter;
(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(c)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(d)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

C.	To provide to the underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

D.	The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Everett, Washington, on this 26th day of May, 2016.

SEEN ON SCREEN TV INC.
(the "Registrant")

BY:	ANTOINE JARJOUR
Antoine Jarjour
President, Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer, and a member of the Board of Directors

In accordance with the Securities Act of 1933, as amended, this amended Form S-1 registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

ANTOINE JARJOUR	President, Principal Executive Officer, Principal	May 26, 2016
Antoine Jarjour	Financial Officer, Principal Accounting Officer, and Director

ROULA JARJOUR	Vice President and Director	May 26, 2016
Roula Jarjour

GEORGE JARJOUR	Chief Operating Officer and Director	May 26, 2016
George Jarjour

CHARLES CARAFOLI	Director	May 26, 2016
Charles Carafoli

	Director	May ___, 2016
Father Gregory Ofiesh

EXHIBIT INDEX

		Incorporated by reference			Filed
Exhibit	Document Description	Form	Date	Number	herewith

3.1	Articles of Incorporation	10-KSB	2/04/02	3.1

3.2	Bylaws	10-KSB	2/04/02	3.2

3.3	Articles of Domestication	10-KSB	2/04/02	3.3

3.4	Amended Articles of Incorporation	10-K	03/22/16	3.1

5.1	Opinion of The Law Office of Conrad C. Lysiak, P.S.				X

10.1	Asset Purchase Agreement	10-K	8/31/11	10.1

10.2	Rescission Agreement	10-K	8/31/11	10.2

10.3	Master License Agreement	10-Q	2/20/14	10.1

10.4	Funding Term Sheet with AGS Capital Group, LLC dated June 7, 2013	10-K	5/23/14	10.4

10.5	2014 Stock Option Plan	S-8	8/05/14	10.1

10.6	Investor Relations Agreement with Equisolve LLC	8-K	12/19/14	10.1

10.7	Memorandum of Understanding and Agreement	8-K	1/29/16	10.1

10.8	License Agreement	8-K	1/29/16	10.2

10.9	Consulting Agreement with VoiceFlix, Inc. dated October 26, 2015	10-K	03/28/16	10.1

10.10	Letter Agreement with StockVest dated October 30, 2015	10-K	03/28/16	10.2

10.11	Consulting Agreement with VoiceFlix, Inc. dated February 16, 2016	10-K	03/28/16	10.3

10.12	Consulting Agreement with FMW Media Works Corp dated July 21, 2015	10-K	03/28/16	10.4

14.1	Code of Ethics	10-K	8/31/11	14.1

16.1	Letter from Harris & Gillespie CPA's, PLLC	8-K	5/08/15	16.1

16.2	Letter from Gillespie & Associates, PLLC	8-K	8/21/15	16.1

23.1	Consent of George Stewart, CPA				X

23.2	Consent of The Law Office of Conrad C. Lysiak, P.S.				X

99.1	Audit Committee Charter	10-K	8/31/11	99.1

99.2	Disclosure Committee Charter	10-K	8/31/11	99.2

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension – Schema

101.CAL	XBRL Taxonomy Extension – Calculations

101.DEF	XBRL Taxonomy Extension – Definitions

101.LAB	XBRL Taxonomy Extension – Labels

101.PRE	XBRL Taxonomy Extension – Presentation